UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material under § 240.14a-12

VERSO PAPER CORP.

(Name of Registrant as Specified in its Charter)

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Verso Paper Corp. 6775 Lenox Center Court Suite 400 Memphis, Tennessee 38115-4436 901.369.4100 versopaper.com

NOTICE OF

2013 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 23, 2013

To Our Stockholders:

The 2013 Annual Meeting of Stockholders of Verso Paper Corp. will be held at our offices located at 6775 Lenox Center Court, Memphis, Tennessee, on May 23, 2013, beginning at 10:00 a.m. (Central Time). At the meeting, our stockholders will vote on proposals to:

1.	elect three directors – David W. Oskin, David J. Paterson and Jordan C. Zaken – to serve on our board of directors as Class II directors for a term of three years; and

2.	ratify the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the year ending December 31, 2013.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THESE PROPOSALS.

Stockholders also will transact any other business that properly comes before the meeting.

Only stockholders of record at the close of business on April 11, 2013, are entitled to receive notice of, and to vote at, the meeting and any postponement or adjournment thereof. A list of such stockholders will be available for inspection by any stockholder at our offices located at 6775 Lenox Center Court, Suite 400, Memphis, Tennessee, during ordinary business hours beginning on May 13, 2013, and at the meeting on May 23, 2013.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 23, 2013: OUR PROXY STATEMENT AND ANNUAL REPORT ARE AVAILABLE ON THE “INVESTOR RELATIONS” PAGE OF OUR WEBSITE AT VERSOPAPER.COM.

YOUR VOTE IS IMPORTANT. REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. NO ADDITIONAL POSTAGE IS NECESSARY IF THE PROXY IS MAILED IN THE UNITED STATES OR CANADA. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE MEETING.

By order of the Board of Directors,

Peter H. Kesser
Secretary

April 23, 2013

VERSO PAPER CORP.

i

ii

Verso Paper Corp. 6775 Lenox Center Court Suite 400 Memphis, Tennessee 38115-4436 901.369.4100 versopaper.com

PROXY STATEMENT

FOR

2013 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 23, 2013

We are furnishing this Proxy Statement in connection with the solicitation of proxies by Verso Paper Corp. on behalf of our board of directors, for use at the 2013 Annual Meeting of Stockholders and any postponement or adjournment of the meeting. The meeting will be held at our offices located at 6775 Lenox Center Court, Memphis, Tennessee, on May 23, 2013, beginning at 10:00 a.m. (Central Time).

At the meeting, our stockholders will vote on proposals to:

1.	elect three directors – David W. Oskin, David J. Paterson and Jordan C. Zaken – to serve on our board of directors as Class II directors for a term of three years; and

2.	ratify the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the year ending December 31, 2013.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THESE TWO PROPOSALS.

The proposals are set forth in the accompanying Notice of 2013 Annual Meeting of Stockholders and are described in this Proxy Statement. Stockholders also will transact any other business, not known or determined as of the date of this Proxy Statement, that properly comes before the meeting. The board of directors knows of no such other business to be presented.

When you submit your proxy, you will authorize the proxy holders – David J. Paterson, our President and Chief Executive Officer; Robert P. Mundy, our Senior Vice President and Chief Financial Officer; and Peter H. Kesser, our Senior Vice President, General Counsel and Secretary – to represent you and vote your shares of common stock on these proposals at the meeting in accordance with your instructions. By submitting your proxy, you also authorize them to exercise discretionary authority to vote your shares on any other business that properly comes before the meeting, to vote your shares to adjourn the meeting, and to vote your shares at any postponement or adjournment of the meeting.

We have included with this Proxy Statement a copy of our 2012 Annual Report, which includes our annual report on Form 10-K for the year ended December 31, 2012. It also is available on the “Investor Relations” page of our website at versopaper.com. The 2012 Annual Report and the information on our website do not constitute a part of our proxy solicitation materials and are not incorporated into this Proxy Statement.

In this Proxy Statement, Verso Paper Corp. is referred to interchangeably as “Verso,” “we” and “us.”

This Proxy Statement and the accompanying materials are first being sent or given to our stockholders on or about April 23, 2013.

YOUR VOTE IS IMPORTANT. REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE.

INFORMATION ABOUT THE MEETING

What is the purpose of the meeting?

At the meeting, our stockholders will vote on proposals to:

1.	elect three directors – David W. Oskin, David J. Paterson and Jordan C. Zaken – to serve on our board of directors as Class II directors for a term of three years; and

2.	ratify the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the year ending December 31, 2013.

At the meeting, our management may report on our performance during 2012 and will respond to appropriate questions from stockholders.

Will any other business be conducted at the meeting?

As of the date of this Proxy Statement, the board of directors knows of no business that will be presented at the meeting other than the proposals described in this Proxy Statement. However, if any other proposal properly comes before the stockholders for a vote at the meeting, the proxy holders will vote your shares in accordance with their best judgment.

How many votes are required for action to be taken on each proposal?

Proposal 1 – Election of Directors. The director nominees will be elected to serve as Class II directors for a term of three years if they receive a plurality of the votes of shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. This means that the director nominees will be elected if they receive more votes at the meeting than any other person nominated for director.

Proposal 2 – Ratification of Appointment of Independent Registered Public Accounting Firm. The appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the year ending December 31, 2013, will be ratified if a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on this proposal are voted in favor of it.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date – April 11, 2013 – are entitled to receive notice of the meeting and to vote at the meeting the shares of common stock that they held on that date. You are a stockholder of record if your shares of common stock are registered directly in your name with Registrar and Transfer Company, our registrar and transfer agent. If your shares are held by a broker, bank or other nominee, then you are not a stockholder of record, but instead you are the beneficial owner of shares held in “street name.” Only your broker, bank or other nominee may vote your shares held in street name. Your broker, bank or other nominee will provide you with information about how to instruct it to vote your shares held in street name.

Each outstanding share of common stock entitles its holder to one vote on each matter voted on at the meeting. At the close of business on April 11, 2013, there were 53,173,372 outstanding shares of common stock.

How many shares must be present to conduct business at the meeting?

A quorum must be present at the meeting in order for any business to be conducted. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date of April 11, 2013, will constitute a quorum. Abstentions and broker non-votes will be included in the number of shares considered present at the meeting for the purpose of determining whether there is a quorum.

What happens if a quorum is not present at the meeting?

It is unlikely that a quorum will not be present at the meeting, because our principal stockholder holds sufficient shares of common stock to constitute a quorum. However, if a quorum is not present at the scheduled time of the meeting, the holders of a majority of the shares present in person or represented by proxy at the meeting may adjourn the meeting to another place, date or time until a quorum is present. The place, date and time of the adjourned meeting will be announced when the adjournment is taken, and no other notice will be given unless the adjournment is for more than 30 days or unless after the adjournment a new record date is fixed for the adjourned meeting.

If I abstain from voting on a proposal, how will it affect the vote on the proposal?

You may not abstain from voting on Proposal 1 (election of directors), but you may withhold your vote for any director nominee. If you withhold your vote from any director nominee, your shares will not be voted for the nominee, but because the outcome of the vote on each director nominee will be determined by a plurality of the shares voted at the meeting on the election of the nominee, your withheld vote will not affect the outcome of the vote on the election of the nominee.

You may abstain from voting on Proposal 2 (ratification of appointment of independent registered public accounting firm). If you abstain from voting on Proposal 2, your shares will not be voted on the proposal, and because the outcome of the vote on the proposal will be determined by the vote of a majority of the shares present at the meeting, your abstention will have the effect of a vote against the proposal.

How do I vote without attending the meeting?

If you are a stockholder of record, you may vote by properly completing, signing, dating and returning by mail the accompanying proxy card. The enclosed postage-paid envelope requires no additional postage if it is mailed in the United States or Canada.

If you are a beneficial owner of shares held in street name, then your broker, bank or other nominee will provide you with information about how to provide it with voting instructions, so that it may vote your shares as you direct. You can provide voting instructions to your broker, bank or other nominee by properly completing, signing, dating and returning by mail the voting instruction form that it provides to you; or, if your broker, bank or other nominee offers telephone or internet voting options, you can provide voting instructions by telephone or on the internet by following the voting instructions that your broker, bank or other nominee provides to you.

How do I vote in person at the meeting?

If you are a stockholder of record and attend the meeting, you may vote at the meeting by delivering your completed proxy card in person. In the alternative, you may vote at the meeting by completing and delivering a ballot in person. We will distribute ballots to stockholders of record who wish to vote in person at the meeting. If you are a beneficial owner of shares held in street name, you may vote at the meeting if you obtain and bring to the meeting a completed proxy form from your broker, bank or other nominee that holds your shares.

If I return my proxy card without specifying voting instructions on it, will my shares be voted?

If you are a stockholder of record and return your proxy card without indicating voting instructions on it, your shares will be voted in accordance with the recommendations of our board of directors FOR Proposal 1 (election of directors) and FOR Proposal 2 (ratification of appointment of independent registered public accounting firm).

If you are a beneficial owner of shares held in street name, your broker, bank or other nominee is required to vote your shares in accordance with your instructions. If you do not instruct your nominee how to vote your shares on Proposal 1 (election of directors), then your nominee will not have the authority to vote on the proposal. If you do not instruct your nominee how to vote your shares on Proposal 2 (ratification of appointment of independent registered public accounting firm), your nominee will nonetheless have the authority, but is not required, to vote your shares on the proposal, because it is a discretionary item on which your nominee may vote even without instructions from you. Your nominee should provide you with information on how to give it voting instructions concerning your shares.

What are broker non-votes and how do they affect voting?

A “broker non-vote” occurs when a broker, bank or other nominee does not vote shares that it holds in street name on behalf of a beneficial owner, because the beneficial owner has not provided voting instructions to the nominee with respect to a non-discretionary item. Proposal 1 (election of directors) is a non-discretionary item. If you do not provide your nominee with voting instructions for Proposal 1, then it will not vote on the proposal, which will result in a broker non-vote on the proposal. Broker non-votes are not included in the tabulation of voting results for a proposal and thus will not have the effect of “for” or “against” votes on the proposal. They also are not counted for purposes of determining the number of shares present at the meeting and entitled to vote on the proposal. Broker non-votes are counted only for purposes of determining whether there is a quorum at the meeting.

If I want to change my vote after I submit my proxy, how do I change it?

Your attendance at the meeting, by itself, will not revoke your proxy or change your vote. If you are a stockholder of record, you may revoke your proxy and change your vote at any time before the polls are closed at the meeting by taking any of the following actions: properly completing, signing, dating and returning another proxy card with a later date; voting in person at the meeting; or giving written notice of your revocation to our Secretary. If you are a beneficial owner of shares held in street name, you may revoke your proxy and change your vote only by following the instructions given to you by the broker, bank or other nominee that holds your shares.

Who will count the votes?

Registrar and Transfer Company, the registrar and transfer agent for our common stock, will tabulate and certify the stockholder votes.

Who pays for the proxy solicitation and how will Verso solicit votes?

Verso will pay all costs associated with the solicitation of proxies. We also will reimburse any costs incurred by brokers, banks and other nominees to forward proxy solicitation materials to beneficial owners. Proxies may be solicited by us on behalf of our board of directors in person or by mail, telephone, facsimile or e-mail. We have not retained any firm to assist with the solicitation of proxies.

Where can I find the results of the stockholder votes at the meeting?

We will disclose the results of the stockholder votes at the meeting in a current report on Form 8-K to be filed with the Securities and Exchange Commission, or the “SEC,” within four business days after the meeting. The report will be available on the “Investor Relations” page of our website at versopaper.com.

STOCKHOLDERS

Security Ownership of Certain Beneficial Owners and Management

The following table provides information about the beneficial ownership of our common stock as of March 31, 2013, by each of our directors and named executive officers, all of our directors and executive officers as a group, and each person known to our management to be the beneficial owner of more than 5% of the outstanding shares of our common stock. As of March 31, 2013, there were 53,173,372 outstanding shares of our common stock.

Name of Beneficial Owner	Shares Beneficially Owned(1)	Percentage of Shares Outstanding(1)
Directors and Named Executive Officers:
David J. Paterson(2,3,4)	251,666	*
Michael A. Jackson(2,3,4)	872,600	1.6%
Lyle J. Fellows(2,3,4)	259,020	*
Robert P. Mundy(2,3,4)	273,574	*
Michael A. Weinhold(2,3,4)	274,649	*
Peter H. Kesser(2,3,4,5)	250,717	*
Michael E. Ducey(2,3)	75,359	*
Thomas Gutierrez(2,3,4)	47,369	*
Scott M. Kleinman(2,3,6,7)	55,359	*
David W. Oskin(2,3)	55,359	*
Eric L. Press(2,3,4,7)	47,369	*
L.H. Puckett, Jr.(2,3)	213,357	*
David B. Sambur(2,3,6,7)	55,356	*
Jordan C. Zaken(2,3,6,7)	55,359	*
All Directors and Executive Officers as a group (15 persons)(3,4,5,6,7)	3,002,947	5.6%
Other Stockholders:
Verso Paper Management LP(8)	36,147,188	66.9%

*	Less than 1% of the outstanding shares of our common stock.

(1)	“Beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The number and percentage of shares of common stock beneficially owned by each person listed in the table is determined based on the shares of common stock that such person beneficially owned as of March 31, 2013, or that such person has the right to acquire within 60 days thereafter. The number of outstanding shares used as the denominator in calculating the percentage ownership of each person is the sum of 53,173,372 shares of common stock (which is the number of shares of common stock outstanding as of March 31, 2013) and the number of shares of common stock that such person has the right to acquire as of March 31, 2013, or within 60 days thereafter. Each person has sole voting power and sole investment power over the shares of common stock that the person beneficially owns, unless otherwise indicated.

(2)	The address of Messrs. Paterson, Jackson, Fellows, Mundy, Weinhold, Kesser, Ducey, Gutierrez, Oskin and Puckett is c/o Verso Paper Corp., 6775 Lenox Court, Suite 400, Memphis, Tennessee 38115-4436. The address of Messrs. Kleinman, Press, Sambur and Zaken is c/o Apollo Management, L.P., 9 West 57th Street, 43rd Floor, New York, New York 10019.

(3)	The number of shares beneficially owned includes restricted shares of common stock granted to the following persons that are not vested as of March 31, 2013: Mr. Paterson – 35,000 shares; Mr. Jackson – 45,500 shares; Mr. Fellows – 35,648 shares; Mr. Mundy – 32,259 shares; Mr. Weinhold – 32,240 shares; Mr. Kesser – 28,908 shares; Mr. Ducey – 26,614 shares; Mr. Gutierrez – 26,614 shares; Mr. Kleinman – 26,614 shares; Mr. Oskin – 26,614 shares; Mr. Press – 26,614 shares; Mr. Puckett – 26,614 shares; Mr. Sambur – 26,614 shares; Mr. Zaken – 26,614 shares; and all directors and executive officers as a group – 461,256 shares.

(4)

The number of shares beneficially owned includes shares of common stock that the following persons have the right to acquire as of March 31, 2013, or within 60 days thereafter by exercising stock options: Mr. Paterson – 216,666 shares;

Mr. Jackson – 264,776 shares; Mr. Fellows – 80,499 shares; Mr. Mundy – 70,029 shares; Mr. Weinhold – 71,032 shares; Mr. Kesser – 57,583 shares; Mr. Gutierrez –15,200 shares; Mr. Press – 15,200 shares; and all directors and executive officers as a group – 852,794 shares.

(5)	The number of shares beneficially owned by Mr. Kesser includes 7,400 shares of common stock owned by his wife.

(6)	The number of shares beneficially owned includes shares of common stock owned by Verso Paper Management LP, which the following persons, as limited partners of Verso Paper Management LP, have the right to acquire as of March 31, 2013, by exchanging units representing limited partner interests in Verso Paper Management LP: Mr. Kleinman – 23,190 shares; Mr. Sambur – 23,187 shares; Mr. Zaken – 23,190 shares; and all directors and executive officers as a group – 69,567 shares.

(7)	Messrs. Kleinman, Press, Sambur and Zaken are associated with Apollo Management VI, L.P., and its affiliated investment managers. The number and percentage of shares shown does not include any shares beneficially held by Apollo Management VI, L.P., or any of its affiliates, including shares held of record by Verso Paper Management LP. Messrs. Kleinman, Press, Sambur and Zaken expressly disclaim beneficial ownership of the shares owned by Verso Paper Management LP, except to the extent of any pecuniary interest therein.

(8)	All of the shares of common stock shown as beneficially owned by Verso Paper Management LP are held of record by Verso Paper Management LP. Verso Paper Investments LP is the general partner of Verso Paper Management LP and as such holds voting power and investment power over the shares of common stock owned by Verso Paper Management LP. Verso Paper Investments Management LLC is the general partner of Verso Paper Investments LP. CMP Apollo LLC is the sole and managing member of Verso Paper Investments Management LLC. Apollo Management VI, L.P., or “Management VI,” is the sole and managing member of CMP Apollo LLC. AIF VI Management, LLC, or “AIF VI LLC,” is the general partner of Management VI. Apollo Management, L.P., or “Apollo,” is the sole member and manager of AIF VI LLC. Apollo Management GP, LLC, or “Apollo Management GP,” is the general partner of Apollo. Apollo Management Holdings, L.P., or “AMH,” is the sole member and manager of Apollo Management GP. Apollo Management Holdings GP, LLC, or “AMH GP,” is the general partner of AMH. Leon Black, Joshua Harris and Marc Rowan are the managers, as well as principal executive officers, of AMH GP, and as such may be deemed to have voting and dispositive control of the shares of common stock held by Verso Paper Management LP. Verso Paper Investments LP, Verso Paper Investments Management LLC, CMP Apollo LLC, Management VI, AIF VI LLC, Apollo, Apollo Management GP, AMH, AMH GP and Messrs. Black, Harris and Rowan each disclaims beneficial ownership of the shares held by Verso Paper Management LP, except to the extent of any pecuniary interest therein. The address of Verso Paper Management LP, Verso Paper Investments LP, Verso Paper Investments Management LLC, CMP Apollo LLC, Management VI, AIF VI LLC, Apollo, Apollo Management GP, AMH, AMH GP, and Messrs. Black, Harris and Rowan is c/o Apollo Management VI, L.P., 9 West 57th Street, 43rd Floor, New York, New York 10019.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our directors and executive officers and the beneficial owners of more than 10% of our registered equity securities file with the SEC initial reports of, and subsequent reports of changes in, their beneficial ownership of our equity securities. Based solely on our review of such Section 16(a) reports and written representations that our directors and executive officers have furnished to us, we believe that all reporting persons complied with all applicable Section 16(a) filing requirements during 2012, with one exception. On June 25, 2012, certain limited partners of Verso Paper Management LP exchanged their units representing limited partner interests in Verso Paper Management LP for an equal number of shares of common stock of Verso Paper Corp. that were owned by Verso Paper Management LP. Verso Paper Management LP was inadvertently late in disclosing the transaction in a report filed with the SEC on September 21, 2012.

DIRECTORS AND EXECUTIVE OFFICERS

The following table and biographical descriptions provide information regarding our directors and executive officers.

Name	Age	Position(s)
David J. Paterson	58	President, Chief Executive Officer and Director

Lyle J. Fellows	56	Senior Vice President of Manufacturing and Energy

Robert P. Mundy	51	Senior Vice President and Chief Financial Officer

Michael A. Weinhold	48	Senior Vice President of Sales, Marketing and Product Development

Peter H. Kesser	55	Senior Vice President, General Counsel and Secretary

Kenneth D. Sawyer	57	Vice President of Human Resources

Benjamin Hinchman, IV	65	Vice President and Chief Information Officer

Michael E. Ducey	64	Director

Thomas Gutierrez	64	Director

Scott M. Kleinman	40	Director and Chairman of the Board

David W. Oskin	70	Director

Eric L. Press	47	Director

L.H. Puckett, Jr.	64	Director

David B. Sambur	33	Director

Jordan C. Zaken	38	Director

Executive Officers

David J. Paterson

Mr. Paterson has been our President and Chief Executive Officer and a director of Verso since May 2012. Information about Mr. Paterson appears below under the heading “Directors.”

Lyle J. Fellows

Mr. Fellows has been our Senior Vice President of Manufacturing and Energy since December 2009 and was our Senior Vice President of Manufacturing from August 2006 to December 2009. Mr. Fellows previously worked at International Paper Company from 1981 to 2006, where he was Vice President of Manufacturing of the Coated and Supercalendered Papers Division from 2003 to 2006, manager of the pulp and paper mill in Courtland, Alabama, from 2001 to 2003, manager of the pulp and paper mill in Saillat, France, from 2000 to 2001, Manufacturing Director of the Arizona Chemical business in Europe from 1998 to 1999, and Technical Director of the White Papers business in Europe from 1994 to 1997. He also served in various manufacturing positions at the pulp and paper mill in Pine Bluff, Arkansas, from 1981 to 1994.

Robert P. Mundy

Mr. Mundy has been our Senior Vice President and Chief Financial Officer since August 2006. Mr. Mundy previously worked at International Paper Company from 1983 to 2006, where he was Director of Finance of the Coated and Supercalendered Papers Division from 2002 to 2006, Director of Finance Projects from 2001 to 2002, Controller of Masonite Corporation from 1999 to 2001, and Controller of the Petroleum and Minerals business from 1996 to 1999. He also served in various business positions from 1983 to 1996, including company-wide SAP implementation, corporate internal audit, and manufacturing and operational finance at three pulp and paper mills.

Michael A. Weinhold

Mr. Weinhold has been our Senior Vice President of Sales, Marketing and Product Development since April 2011, and was our Senior Vice President of Sales and Marketing from August 2006 to April 2011. He is responsible for our sales, marketing, supply chain, customer technical service, e-commerce, product development, product management and Nextier Solutions® functions. Mr. Weinhold previously worked at International Paper Company from 2000 to 2006, where he held various sales, marketing and management positions in the Coated and Supercalendered Papers Division, including Business Manager from 2004 to 2006, Business Manager of Sales and Marketing from 2003 to 2004, and Director of Marketing and Product Development from 2001 to 2003. He also held similar positions at Champion International Corporation from 1994 until it was acquired by International Paper Company in 2000.

Peter H. Kesser

Mr. Kesser has been our Senior Vice President, General Counsel and Secretary since February 2012, and was our Vice President, General Counsel and Secretary from December 2006 to February 2012. During his extensive legal career, Mr. Kesser has concentrated his practice in the areas of corporate, securities, mergers and acquisitions, and commercial law while working for major law firms, and he has had significant oversight responsibility for a wide variety of additional legal matters (including antitrust, compliance, employee benefits, employment, energy, environmental, intellectual property, litigation and real estate) while working for major public companies. Mr. Kesser previously was an attorney and shareholder with Baker Donelson Bearman Caldwell & Berkowitz PC from 1999 to 2006. He was Vice President, Assistant General Counsel and Assistant Secretary of Promus Hotel Corporation, a premier lodging company, from 1998 to 1999. Mr. Kesser was Vice President, General Counsel and Secretary of Arcadian Corporation, a nitrogen chemical producer, from 1993 to 1997. He began his legal career as an attorney with Bracewell & Patterson LLP (now Bracewell & Giuliani LLP) from 1983 to 1992. Mr. Kesser is the former Chair of the Business Law section of the Tennessee Bar Association.

Kenneth D. Sawyer

Mr. Sawyer has been our Vice President of Human Resources since January 2011. He previously worked at AbitibiBowater, Inc. (now doing business as Resolute Forest Products), a producer of pulp, paper and wood products, from 2007 to 2010, where he was Director of Human Resources for all United States operations from 2009 to 2010, and Director of Human Resources for the Commercial Printing Papers Division in the United States, Canada and South Korea from 2007 to 2009. Mr. Sawyer worked at Bowater Incorporated, a manufacturer of pulp, paper and wood products, from 1999 to 2007, where he was Director of Process Improvement and Organization Effectiveness from 2006 to 2007 and Director of Human Resources of the Coated Papers Division from 1999 to 2006. Mr. Sawyer was Vice President of Human Resources of Dorsey Trailers, Inc., a transportation equipment manufacturer, from 1993 to 1999.

Benjamin Hinchman, IV

Mr. Hinchman has been our Vice President and Chief Information Officer since August 2006. During his extensive career in the information technology field, he has implemented and managed information systems supporting manufacturing, quality control, research and development, sales, order fulfillment, distribution, warehousing, finance and e-commerce. Mr. Hinchman previously worked at International Paper Company from 1999 to 2006, where he was Director of Information Technology of the Coated and Supercalendered Papers Division in 2006, Director of Information Technology of the xpedx business from 2002 to 2006, and Director of Strategic Technologies from 1999 to 2001. Mr. Hinchman worked for Union Camp Corporation from 1995 to 1999, where he was Director of Information Services for the Fine Papers Division until its acquisition by

International Paper Company. Mr. Hinchman previously worked in various other businesses, holding positions of increasing responsibility in information technology.

Directors

We believe that the members of our board of directors should have a range of skills, experience, diversity and expertise that enables them to provide sound guidance with respect to our business and operations. As discussed below, each of our directors has an established record of professional accomplishment and particular experience, qualifications and skills that the board of directors considers important attributes for service on the board of directors.

The composition of our board of directors is balanced among four independent directors, four directors affiliated with Apollo Management VI, L.P., which manages funds that control our largest stockholder, and one management director who serves as our President and Chief Executive Officer. That balance, to which each of our directors contributes, is important to us for the following reasons:

•

As independent directors, each of Messrs. Ducey, Gutierrez, Oskin and Puckett contributes an outside point of view that we value for providing multiple perspectives to the board of directors’ oversight and direction and for facilitating objectivity in the board’s decision-making process.

•

Because of their affiliation with Apollo Management VI, L.P., each of Messrs. Kleinman, Press, Sambur and Zaken is particularly attuned to strategic, financial and other matters that may affect our stockholders’ investments in us.

•	Mr. Paterson, as our President and Chief Executive Officer, brings his knowledge of Verso and our industry, operations and business plans to the board of directors.

In addition, as indicated below, each of our directors has specific knowledge, professional experience and expertise relevant to serving as a director of Verso, as well as experience serving on boards of directors of other companies. Each director also has the following key attributes that we believe are important to an effective board of directors: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion; and diversity of background, experience and thought.

Michael E. Ducey

Mr. Ducey has been a director of Verso since March 2007 and a member and the chairman of the Audit Committee since May 2008. He was President and Chief Executive Officer of Compass Minerals International, Inc., or “Compass,” a producer of salt and specialty fertilizers, from 2002 to 2006, and he remains a consultant to Compass. Mr. Ducey worked at Borden Chemical, Inc., a diversified chemical company, or “Borden,” from 1972 to 2002, where he held various management, sales, marketing, planning and commercial development positions, including President and Chief Executive Officer from 1999 to 2002 and Executive Vice President and Chief Operating Officer from 1997 to 1999.

Mr. Ducey has been a director of Apollo Global Management, LLC, a leading global alternative investment manager, since 2011; and a director of HaloSource, Inc., a global producer of water purification and disinfecting technologies, since 2010. Mr. Ducey previously was a director of TPC Group Inc., a producer of hydrocarbon derivatives, from 2009 to 2012; a director of Smurfit-Stone Container, Inc., a producer of corrugated containers, from 2010 to 2011; a director of UAP Holding Corp., the parent of United Agri Products, Inc., from 2006 to 2008; and a director of Compass from 2002 to 2006.

Mr. Ducey’s broad experience in manufacturing, strategic planning and management, gained from his lengthy career with Compass and Borden, is valuable to our board of directors. Mr. Ducey’s background in manufacturing provides experience with complex challenges and opportunities that are comparable to those that we sometimes face as a manufacturer, and his experiences as President and Chief Executive Officer of Compass and Borden provide valuable insight on which he can draw while overseeing our management. In addition, Mr. Ducey’s service as a director of other companies augments his knowledge of effective corporate governance.

Thomas Gutierrez

Mr. Gutierrez has been a director of Verso since November 2008 and a member of the Audit Committee since May 2009. He has been President and Chief Executive Officer of GT Advanced Technologies Inc., a provider of specialized equipment, technology and services for the solar power industry, since 2009. Mr. Gutierrez was Chief Executive Officer of PhytoChem Pharmaceuticals, Inc., a development-stage pharmaceutical company, from January to November 2009. He was Chief Executive Officer of Xerium Technologies Inc., a manufacturer of synthetic textiles and specialty roll covers used in the production of paper, from 2001 to 2008. Mr. Gutierrez was Chief Executive Officer of various business units of Invensys plc, a provider of technology used to monitor, control and automate processes, from 1995 to 2001. He was Chief Operating Officer of Pulse Engineering, Inc., a manufacturer of electronic components for telecommunications and power applications, from 1992 to 1994. Earlier in his career, Mr. Gutierrez held various management, technical and engineering positions with Pitney Bowes Inc., Franklin Computer Corporation, Motorola, Inc., and Digital Equipment Corporation.

Mr. Gutierrez has been a director of GT Advanced Technologies Inc. since 2009; and a director of PhytoChem Pharmaceuticals, Inc., since 2009. Mr. Gutierrez previously was a director of Veeco Instruments Inc., a producer of process equipment for LED, solar and data storage manufacturers, from 2010 to 2011; a director of Comverge, Inc., a provider of clean energy alternatives, from 2009 to 2010; and a director of Xerium Technologies Inc. from 2001 to 2008.

Mr. Gutierrez’s extensive experience in various industries, including manufacturing, provides him with a breadth and depth of knowledge that informs his oversight of our organization as a director. His background of providing leadership, as the most senior executive and as a director, of various companies provides him with experience in guiding organizations through complex challenges and opportunities. In addition, from his many years of experience as the chief executive officer of large companies, Mr. Gutierrez has developed expertise in managing enterprises which enhances his oversight of our management and the guidance that he provides as our director. Finally, his service as a director of other companies enhances his knowledge of effective corporate governance.

Scott M. Kleinman

Mr. Kleinman has been a director and Chairman of the Board of Verso since August 2006. He also has been a member and the chairman of the Compensation Committee and the Corporate Governance and Nominating Committee since May 2008, and was a member and the chairman of the Audit Committee from May to August 2008. Mr. Kleinman is the Lead Partner for Private Equity at Apollo Management, L.P., where he has worked since 1996. Apollo, together with its affiliates, is a leading global alternative investment manager. Mr. Kleinman previously was employed by Smith Barney Inc. in its Investment Banking division from 1994 to 1996.

Mr. Kleinman has been a director of Taminco Global Chemical Corporation, a producer of alkylamines and derivatives, since 2012; a director of LyondellBasell Industries, N.V., a plastics, chemical and refining company, since 2010; a director of Momentive Performance Materials Holdings LLC and its subsidiary, Momentive Performance Materials Inc., a producer of silicone, quartz and ceramics materials, since 2010; and a director of Realogy Corporation, a provider of residential real estate and relocation services, since 2007. Mr. Kleinman previously was a director of Momentive Specialty Chemicals Inc., a producer of thermoset resins and other specialty chemicals which also is a subsidiary of Momentive Performance Materials Holdings LLC, from 2004 to 2010; and a director of Noranda Aluminum Holding Corporation, a manufacturer of aluminum products, from 2007 to 2011.

With significant experience in financing, analyzing, investing in and managing investments in public and private companies, Mr. Kleinman has gained substantial expertise in strategic and financial matters that inform his contributions to our board of directors and enhance his oversight and direction of us. In addition, Mr. Kleinman led the Apollo team that managed the acquisition of Verso’s business from International Paper Company in 2006, which provided him with unique knowledge of our industry, business and organization. Finally, Mr. Kleinman’s service as a director of other companies in a variety of industries gives him a range of experience as a director on which he can draw in serving as our director and increases his knowledge of effective corporate governance.

David W. Oskin

Mr. Oskin has been a director of Verso since January 2007. He also has been a member of the Audit Committee since August 2008 and the Corporate Governance and Nominating Committee since May 2008. Mr. Oskin has been President of Four Winds Ventures, LLC, a private investment company, since 2005. He previously worked for 29 years in the paper and forest products industries in various senior management, distribution, sales and marketing, quality management, human resources and other positions. Mr. Oskin spent most of his career with International Paper Company, where he worked initially from 1975 to 1991 and then again as an Executive Vice President from 1996 to 2003. Mr. Oskin was Managing Director and Chief Executive Officer of Carter Holt Harvey Limited, a forest products company based in New Zealand, from 1992 to 1995.

Mr. Oskin has been a director of Rayonier Inc., a forest products company, since 2009; a director of Samling Global Limited, a timber and forest products concern, since 2005; and a director of Big Earth Publishing LLC, a book and magazine publisher, since 2004. Mr. Oskin previously was a director of Pacific Millennium Corporation, a packaging company, from 2003 to 2012; and a director of Goodman Global Inc., a heating, ventilation and air conditioning products manufacturer, from 2006 to 2008. Mr. Oskin was Chair of the Board of Trustees of Widener University from 2001 to 2009 and currently is the Chair Emeritus.

Mr. Oskin’s significant management experience with International Paper Company and Carter Holt Harvey Limited, in a wide range of areas such as distribution, sales and marketing, quality management, and human resources, and his service on the boards of directors of various companies in the paper and forest products industry, provide him with a substantial knowledge base on which he can draw in providing oversight and input as our director. In addition, Mr. Oskin’s current service with Big Earth Publishing LLC gives him experience in magazine and book publishing that is relevant to our sales and marketing efforts. Finally, Mr. Oskin’s service as a director of other companies augments his knowledge of effective corporate governance.

David J. Paterson

Mr. Paterson has been our President and Chief Executive Officer and a director of Verso since May 2012. He previously was President and Chief Executive Officer of AbitibiBowater Inc. (now doing business as Resolute Forest Products), a producer of pulp, paper and wood products, from 2007 to 2011. AbitibiBowater Inc. filed a voluntary Chapter 11 bankruptcy proceeding in 2009 from which it emerged in 2010. Mr. Paterson was Chairman, President and Chief Executive Officer of Bowater Incorporated during 2007 and President and Chief Executive Officer of Bowater Incorporated from 2006 to 2007. He worked in various executive and sales and marketing positions for Georgia-Pacific Corporation, a manufacturer of tissue, packaging, paper, building products and related chemicals, from 1987 to 2006, serving most recently as Executive Vice President of the Building Products division from 2003 to 2006, Executive Vice President of the Pulp and Paperboard division from 2001 to 2003, President of the Paper and Bleached Board division in 2001, and Senior Vice President of the Communication Papers division from 2000 to 2001.

Mr. Paterson has been a director of KiOr, Inc., a next-generation renewable fuels company, since June 2012. He previously was a director of AbitibiBowater Inc. from 2007 to 2011 and a director of Bowater Incorporated from 2006 to 2007.

From his many years in the paper and forest products industry, Mr. Paterson has obtained a wealth of knowledge about industry matters of importance to us and experience in meeting many challenges presented by, and identifying and exploiting opportunities available in, our industry. His industry-specific knowledge and experience not only make him well suited to serve as our President and Chief Executive Officer, but also enhance discussions and decisions of our board of directors. In addition, as our President and Chief Executive Officer, Mr. Paterson is uniquely positioned as a director to contribute his in-depth knowledge of our organization and other matters relating to our business to board discussions and decision-making.

Eric L. Press

Mr. Press has been a director of Verso since January 2009. He is a senior partner at Apollo Management, L.P., where he has worked since 1998, analyzing and overseeing Apollo’s investments in basic industries, financial services, lodging, leisure and entertainment companies. Apollo, together with its affiliates, is a leading global alternative investment manager. Mr. Press previously was an attorney with Wachtell, Lipton, Rosen & Katz from 1992 to 1998, concentrating his practice in mergers, acquisitions, restructurings and related financing transactions. Mr. Press was a consultant with The Boston Consulting Group from 1987 to 1989.

Mr. Press has been a director of Apollo Commercial Real Estate Finance, Inc., a real estate investment trust, since 2009; a director of Athene Asset Management, LLC, a fixed annuity reinsurance company, since 2009; a director of Caesars Entertainment Corporation, a gaming company, since 2008; a director of Noranda Aluminum Holding Corporation, a manufacturer of aluminum products, since 2007; a director of Prestige Cruise Holdings, Inc., a cruise company, since 2007; a director of Affinion Group Holdings, Inc., a provider of marketing products and services, since 2005; and a director of Metals USA, Inc., a metal service center and processor of metal components, since 2005. Mr. Press previously was a director of Innkeepers USA Trust, an owner of upscale extended-stay hotel properties, from 2007 to 2010; a director of Quality Distribution, Inc., a bulk tank truck network operator, from 2004 to 2008; a director of AEP Industries, a manufacturer of plastic packaging films from 2004 to 2008; and a director of Wyndham International, Inc., a lodging company, in 2005.

Mr. Press’s extensive background in analyzing, financing and managing investments, and his prior background as an attorney specializing in mergers, acquisitions, restructurings and related financing transactions, provides him with considerable experience in identifying and analyzing operational, financial and management matters that affect investments. These skills are highly pertinent to his oversight of our business, financial performance and management. In addition, Mr. Press’s service as a director of other companies in a variety of industries provides him with a range of experience and enhances his knowledge of effective corporate governance.

L.H. Puckett, Jr.

Mr. Puckett has been a director of Verso since August 2006 and was our President and Chief Executive Officer from August to November 2006. He was Executive Vice President of Sales and Marketing at National Envelope Corporation from January to September 2010, when it sold substantially all of its assets in connection with its voluntary Chapter 11 bankruptcy. Mr. Puckett previously worked at International Paper Company from 1999 to 2006, where he was Senior Vice President of the Coated and Supercalendered Papers Division from 2000 to 2006 and Vice President of the Commercial Printing and Imaging Papers businesses from 1999 to 2000. Mr. Puckett worked at Union Camp Corporation from 1974 to 1999 when it was acquired by International Paper Company, serving most recently as Senior Vice President of the Fine Papers business from 1998 to 1999.

Mr. Puckett brings to our board of directors considerable experience in the pulp and paper industry, including a combined seven years serving as the principal executive officer of Verso and our business when it was a division of International Paper Company. Mr. Puckett’s management experience provides him with an in-depth understanding of our industry, business and organization which is useful in providing guidance to our management. Mr. Puckett’s significant industry experience and in-depth knowledge of our business enhances his oversight of us and provides him with insight into matters of importance to our organization.

David B. Sambur

Mr. Sambur has been a director of Verso since February 2008 and a member of the Compensation Committee since May 2008. He also was a member of the Audit Committee from May 2008 to May 2009. Mr. Sambur is a partner at Apollo Management, L.P., where he has worked since 2004. Apollo, together with its affiliates, is a leading global alternative investment manager. Mr. Sambur previously was employed by Salomon Smith Barney Inc. in its Leveraged Finance group from 2002 to 2004.

Mr. Sambur has been a director of Caesars Entertainment Corporation, a gaming company, since 2010; and a director of Momentive Performance Materials Holdings LLC and its subsidiaries, Momentive Performance Materials Inc., a producer of silicone, quartz and specialty ceramics materials, and Momentive Specialty Chemicals Inc., a producer of thermoset resins and other specialty chemicals, since 2010.

With experience in analyzing, financing and investing in public and private companies, Mr. Sambur has gained substantial expertise in strategic and financial matters which inform his contributions to our board of directors and contribute to his ability to conduct oversight of our business, financial performance and management. In addition, Mr. Sambur was a member of the Apollo team that managed the acquisition of Verso’s business from International Paper Company in 2006, which provided him with unique insight into our industry, business and organization. Finally, Mr. Sambur’s service on the boards of directors of other companies increases his knowledge of effective corporate governance.

Jordan C. Zaken

Mr. Zaken has been a director of Verso of since August 2006 and a member of the Compensation Committee since May 2008. He is a senior partner at Apollo Management, L.P., where he has worked since 1999. Apollo, together with its affiliates, is a leading global alternative investment manager. Mr. Zaken previously was employed by Goldman, Sachs & Co. in its Mergers and Acquisitions department from 1997 to 1999.

Mr. Zaken has been a director of NRI Management Group, LLC, a mining and mineral-related asset company, since January 2013; a director and Chairman of the Board of Directors of Pinnacle Agriculture Holdings, LLC, an agricultural input distributor, since 2012; a director of Momentive Performance Materials Holdings LLC and its subsidiary, Momentive Performance Materials Inc., a producer of silicone, quartz and specialty ceramics materials, since 2010; and a director of Momentive Specialty Chemicals Inc., a producer of thermoset resins and other specialty chemicals which also is a subsidiary of Momentive Performance Materials Holdings LLC, since 2005. Mr. Zaken previously was a director of Great Wolf Resorts, Inc., a water park resort, in 2012; and a director of Parallel Petroleum Corp., an oil and gas producer, in 2009.

Mr. Zaken’s background in analyzing, financing and investing in companies provides him with expertise in identifying and analyzing operational, financial and management matters that affect investments. This knowledge enables Mr. Zaken to more successfully oversee our business, financial performance and management. In addition, Mr. Zaken’s service as a director of other companies provides experience on which he can draw in serving as our director and augments his knowledge of effective corporate governance.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board of Directors Structure

Our board of directors consists of nine directors who are divided into three classes – Class I, Class II and Class III – with three directors each. The directors in each class serve for staggered three-year terms. Messrs. Oskin, Paterson and Zaken are Class II directors whose terms will expire at our 2013 Annual Meeting of Stockholders. Messrs. Ducey, Kleinman and Sambur are Class III directors whose terms will expire at our 2014 Annual Meeting of Stockholders. Messrs. Gutierrez, Press and Puckett are Class I directors whose terms will expire at our 2015 Annual Meeting of Stockholders.

Leadership Structure

The role of our Chairman of the Board is to lead and oversee the board of directors, including ensuring that the board of directors functions effectively and fulfills its responsibilities to Verso and our stockholders. The Chairman of the Board presides at meetings of the board of directors. The role of our Chief Executive Officer is to lead and manage Verso and serve as our primary liaison with the board of directors.

We do not have any policy that requires the roles of Chairman of the Board and Chief Executive Officer to be filled by separate individuals, nor do we have any policy that requires the Chairman of the Board to be selected from a particular group of directors such as non-employee directors or independent directors. The board of directors has the prerogative to adopt such a policy, but has not found it necessary to do so. Instead, the board of directors has the flexibility to determine who should serve as the Chairman of the Board, and whether the Chairman of the Board and the Chief Executive Officer should be separate individuals, based on Verso’s needs. The board of directors makes its determination based on the considerations and criteria that it deems appropriate to provide suitable leadership for the board of directors and Verso. The positions of Chairman of the Board and Chief Executive Officer currently are held by different individuals. Our Chairman of the Board is Scott M. Kleinman, a non-employee director who is a partner with Apollo Management, L.P., and our Chief Executive Officer is David J. Paterson, who also serves as a director and our President.

We believe that our current leadership structure, in which the roles of Chairman of the Board and Chief Executive Officer are separated, is appropriate for us at this time. This structure enhances the board of directors’ oversight of management, because a non-employee Chairman of the Board is more likely to question management actions. The separation of roles also permits the Chairman of the Board to participate in non-management executive sessions of the board of directors, from which he would be excluded if he also were our Chief Executive Officer. Finally, this structure allows the Chief Executive Officer to focus his efforts on the job of leading and managing Verso on a daily basis.

Director Independence

The listing standards of the New York Stock Exchange, or “NYSE,” require that a listed company have a majority of independent directors. However, we are a “controlled company” as defined in the NYSE’s listing standards – i.e., a company of which more than 50% of the voting power is held by an individual, group or another company – and thus are not required by the NYSE to comply with the majority director independence requirement or to have a compensation committee and a nominating committee composed entirely of independent directors. Nonetheless, our board of directors has determined that four of our nine directors – Messrs. Ducey, Gutierrez, Oskin and Puckett – are independent under the NYSE’s listing standards. In making this determination, our board of directors has affirmatively determined that each of these directors meets the objective criteria for independence set forth by the NYSE, as well as the additional independence requirements imposed by the SEC for audit committee members which are incorporated into the NYSE’s listing standards, and that none of them has any relationship, direct or indirect, to us other than as stockholders or through their service as directors of us or, with respect to Mr. Ducey, an affiliate of our principal stockholder.

Committees of the Board of Directors

Committee Overview

Our board of directors has three standing committees: an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee, each of which operates under a charter adopted by our board of directors. The charters of these committees are available for review in the “Governance” section of the “Our Company” page on our website at versopaper.com. The information on our website is not a part of this Proxy Statement.

The following table summarizes the committee structure of our board of directors.

Director	Independent	Audit Committee		Compensation Committee		Corporate Governance and Nominating Committee

Michael E. Ducey	•	•	*

Thomas Gutierrez	•	•

Scott M. Kleinman				•	*	•	*

David W. Oskin	•	•				•

David J. Paterson

L.H. Puckett, Jr.	•

David B. Sambur				•

Jordan C. Zaken				•

*	Chair of the committee.

Audit Committee

The purposes of the Audit Committee are to assist our board of directors in fulfilling its responsibilities regarding –

•	the integrity of our financial statements and other financial information provided to our stockholders and other relevant parties;

•	our system of internal control;

•	the performance of our internal accounting and financial controls and the function of our internal audit department;

•	the qualifications, independence and performance of our independent registered public accounting firm; and

•	our process for monitoring compliance with applicable legal and regulatory requirements, including accounting, financial reporting and public disclosure requirements.

Each director serving on the Audit Committee – Messrs. Ducey, Gutierrez and Oskin – is independent under the NYSE’s and SEC’s rules, satisfies the NYSE’s requirements of being financially literate and possessing accounting or related financial management expertise, and qualifies as an audit committee financial expert under the SEC’s rules.

Compensation Committee

The purposes of the Compensation Committee are to assist our board of directors in fulfilling its responsibilities regarding –

•	review and approval of our compensation philosophy and objectives for our executive officers;

•	review and approval of the performance goals and objectives relevant to the compensation of our executive officers;

•	review and approval of the compensation of our executive officers; and

•	acting as administrator as may be required by our incentive compensation and equity-related plans in which our executive officers may be participants.

Corporate Governance and Nominating Committee

The purposes of the Corporate Governance and Nominating Committee are to assist our board of directors in fulfilling its responsibilities regarding –

•	identification of qualified candidates to become our directors, consistent with criteria approved by our board of directors;

•	selection of nominees for election as directors at meetings of our stockholders at which directors are to be elected;

•	selection of candidates to fill vacancies and newly created directorships on our board of directors;

•

identification of best practices and recommendation of corporate governance principles, including giving proper attention and making effective responses to stockholder concerns regarding corporate governance;

•	development and recommendation to our board of directors of guidelines setting forth corporate governance principles applicable to us; and

•	oversight of the evaluation of our board of directors and management.

Nomination and Evaluation of Director Candidates

Our board of directors will consider nominating all potential candidates for election as directors who are recommended by our stockholders or board of directors, provided that the recommendation complies with the relevant requirements of our bylaws. All recommendations of candidates for director must be made in accordance with the provisions of Article II, Section 13 of our bylaws, which sets forth requirements concerning the information to be provided about the candidate and the timing for the submission of the recommendation. Any stockholder who desires to recommend a candidate for nomination as a director should send the nomination to Corporate Governance and Nominating Committee, c/o Secretary, Verso Paper Corp., 6775 Lenox Center Court, Suite 400, Memphis, Tennessee 38115-4436.

Our Corporate Governance and Nominating Committee screens every potential director candidate in the same manner, regardless of the source of his or her recommendation. Each director candidate must possess fundamental qualities of intelligence, honesty and strong ethics, and standards of integrity, fairness and responsibility. In further evaluating the suitability of director candidates (both new candidates and current directors), the Corporate Governance and Nominating Committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, takes into account many factors, including the candidate’s –

•	business judgment and ability to make independent analytical inquiries;

•	understanding of marketing, finance and other elements relevant to the success of a publicly traded company in today’s business environment;

•	professional background, including experience as a director of a public company and as an officer or former officer of a public company;

•	experience in our industry and with relevant social policy concerns;

•	understanding of our business on a technical level; and

•	educational background, including academic expertise in an area of our operations.

The Corporate Governance and Nominating Committee and our board of directors also evaluate each director candidate in the context of our board of directors as a whole, with the objective of assembling a group of directors that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. In determining whether to recommend a director for re-election, the Corporate Governance and Nominating Committee and our board of directors also consider the director’s past attendance at meetings of our board of directors, the director’s participation in and contributions to the activities of our board of directors, and the results of the most recent board of directors evaluation. Notwithstanding the foregoing criteria, if we are legally required, by contract or otherwise, to permit a party to designate one or more directors to be elected or appointed to our board of directors (e.g., pursuant to rights contained in a certificate of designation of a class of preferred stock), then the nomination or appointment of such directors will be governed by those requirements.

We do not have a formal policy with regard to the consideration of diversity in identifying candidates for election to the board of directors, but the Corporate Governance and Nominating Committee recognizes the benefits associated with a diverse group of directors and takes diversity considerations into account when identifying director candidates. The Corporate Governance and Nominating Committee considers diversity in the broadest context, including the familiar diversity concepts of race, national origin, gender, etc., as well as diversity of professional experience, employment history, and experience on other boards of directors and as management of other companies.

Nominees for Election as Class II Directors

Our board of directors has nominated Messrs. Oskin, Paterson and Zaken for election as Class II directors at the 2013 Annual Meeting of Stockholders. Each nominee is an incumbent director. Mr. Oskin is a member of our Audit Committee, and Mr. Zaken is a member of our Compensation Committee.

Director Attendance at Board of Directors and Committee Meetings

The board of directors and the Audit Committee hold meetings on at least a quarterly basis, and the Compensation Committee and the Corporate Governance and Nominating Committee hold meetings as necessary or appropriate. At times, the board of directors and its committees also act by written consent in lieu of formal meetings. In 2012, the board of directors met five times and acted by written consent four times; the Audit Committee met four times and acted by written consent one time; the Compensation Committee acted by written consent nine times; and the Corporate Governance and Nominating Committee acted by written consent one time. In 2012, each director attended all of the meetings of the board of directors and the committees on which he served.

The NYSE’s listing standards require that our non-management directors meet regularly in executive session without management present. Our Corporate Governance Guidelines require our non-management directors to meet in executive session without management present at least two times per year. In 2012, our non-management directors held three executive sessions. The presiding director at the executive sessions is Mr. Oskin or, in his absence, a director selected by a majority vote of the non-management directors present. Executive sessions are of no fixed duration, and our non-management directors are encouraged to raise and discuss any issues of concern.

Director Attendance at Stockholders Meetings

We do not maintain a formal policy regarding director attendance at our annual stockholders meetings. One director attended our 2012 Annual Meeting of Stockholders.

Communications with Directors

Any interested party wishing to communicate with our board of directors, our non-management directors, or a specific director may do so by delivering the written communication in person or mailing it to Board of Directors, c/o Secretary, Verso Paper Corp., 6775 Lenox Center Court, Suite 400, Memphis, Tennessee 38115-4436. Communications will be distributed to specific directors as directed in the communication. If addressed generally to the board of directors, communications may be distributed to specific members of the board of directors as appropriate, depending on the topic of the communication. For example, if a communication relates to accounting, internal controls or auditing matters, unless otherwise specified, the communication will be forwarded to the chair of the Audit Committee. From time to time, the board of directors may change the process by which stockholders and others may communicate with the board of directors or its members. Please refer to our website for any change in this process.

Corporate Governance

General

In furtherance of our board of directors’ goals of providing effective governance of our business and affairs for the long-term benefit of our stockholders and promoting a culture and reputation of the highest ethics, integrity and reliability, our board of directors has adopted the following corporate governance measures:

•	Corporate Governance Guidelines

•	Charters for our Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee

•	Code of Conduct

•	Whistleblower Policy

Each of these documents is available, free of charge, in print to any stockholder who requests it and in the “Governance” section of the “Our Company” page on our website at versopaper.com. The information on our website is not a part of this Proxy Statement.

Corporate Governance Guidelines

The Corporate Governance Guidelines set forth the framework within which the board of directors conducts its business. The Corporate Governance Guidelines are intended to assist our board of directors in the exercise of its responsibilities and to serve the interests of Verso and our stockholders. The Corporate Governance Guidelines set forth guiding principles on matters such as –

•	size of the board of directors;

•	director independence;

•	meetings of non-management directors;

•	director qualifications;

•

matters potentially affecting directors’ service on our board of directors, such as serving as directors or audit committee members of other public companies and the impact on management directors of changes in their employment with us;

•	director responsibilities;

•	director compensation;

•	director access to executive management and independent advisors;

•	meetings of the board of directors and its committees, including matters such as meeting frequency and attendance; and

•	board of directors participation in the development of management leadership.

Code of Conduct

Our Code of Conduct is a code of ethics that applies to all of our directors, officers and employees, including our Chief Executive Officer and Chief Financial Officer. The Code of Conduct addresses topics such as –

•	ethical business conduct;

•	compliance with legal requirements;

•	confidentiality of our business information;

•	use of our property;

•	avoidance of conflicts of interest;

•	conduct of our accounting operations, preparation of financial reports, and making of public disclosures; and

•	reporting of any violation of law or the Code of Conduct, unethical behavior, improper or questionable accounting or auditing, or inaccuracy in our financial reports or other public disclosures.

Our employees are encouraged to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Conduct. Any such report may be made anonymously. Amendments to the Code of Conduct, and any waivers from the Code of Conduct granted to directors or executive officers, will be made available through our website. In 2012, we did not amend the Code of Conduct and did not receive or grant any requests for waivers from the Code of Conduct.

Whistleblower Policy

The Audit Committee has adopted a Whistleblower Policy that governs the receipt, retention and treatment of complaints received by us regarding accounting, internal controls, auditing matters and questionable financial practices. The Whistleblower Policy is designed to protect the confidential, anonymous submission by our employees of any concerns that they may have regarding questionable accounting or auditing matters. The Whistleblower Policy permits the reporting of those concerns by various means, including email, letter, telephone or a confidential hotline managed by an independent third-party vendor. Complaints will be reviewed under the Audit Committee’s direction, with oversight by our General Counsel, Internal Audit Manager, or such other persons as the Audit Committee or the General Counsel determines to be appropriate.

Policy Relating to Related-Person Transactions

Our board of directors’ policy, as set forth in the Audit Committee’s charter, is that all transactions with related persons, as contemplated in Item 404(a) of the SEC’s Regulation S-K, are subject to review and approval by our Audit Committee, regardless of the dollar amount of the transaction. Since January 1, 2012, no transaction between us and any related person has been reviewed or approved.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves, or in the past has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or the Compensation Committee. No person who served as a member of our Compensation Committee during 2012 was, at any time in 2012, also a current or former officer or employee of Verso. Each member of our

Compensation Committee is a partner or principal of Apollo Management, L.P., and we have engaged in transactions in which Apollo and various of its affiliates are related persons. For more information, please refer to “Transactions with Related Persons” in this Proxy Statement.

Board of Directors’ Role in Risk Oversight

Companies face a variety of risks, including credit risk, liquidity risk and operational risk. Our board of directors believes that an effective risk management system will timely identify the material risks that we face, communicate necessary information with respect to material risks to our senior executives and, as appropriate, to the board of directors or its relevant committee, implement appropriate and responsive risk management strategies, and integrate risk management into our decision-making.

Our management has primary responsibility for risk management, including monitoring, identifying and addressing the risks facing Verso and bringing such risks that may be material to the attention of our board of directors or its appropriate committee. Our board of directors also encourages management to promote a corporate culture that incorporates risk management into our corporate strategy and operations.

Our board of directors is generally responsible for risk oversight. It has full access to our management so that it can maintain open and regular communication that allows it to perform its oversight function and that facilitates identifying, analyzing and addressing risks. Our board of directors and its committees also serve a risk-control function by providing, through oversight of our management, checks and balances on our management’s actions.

Each committee of our board of directors has a high-level monitoring role with regard to risks associated with the matters that such committee oversees pursuant to its charter. As appropriate, a committee may identify specific risks to examine in detail, so that it may better evaluate and address those risks.

The Audit Committee is charged with responsibility for specific areas of risk under its charter, including the integrity of our financial statements, our system of internal controls, the performance of our internal audit department, the independence of our independent accountants, and our process for complying with financial, legal and regulatory requirements.

The Compensation Committee monitors risks associated with our compensation philosophy, objectives, plans, arrangements and agreements. The Compensation Committee’s role with regard to risk management in these areas is not specifically delineated in its charter or any policy. Rather, the Compensation Committee is attuned to the risks inherent in compensation matters, especially financial incentives, and it considers these risks (including whether incentives encourage excessive risk-taking) as it determines appropriate in making decisions concerning compensation matters.

The Corporate Governance and Nominating Committee has responsibility for several areas that entail potential risk to Verso, including corporate governance, oversight of the board of directors and its effective functioning, and director qualifications. In performing its duties in these areas, the Corporate Governance and Nominating Committee addresses the potential risks that would be associated with poor corporate governance, ineffective board functioning, or unqualified directors.

Each committee of the board of directors has the discretion and flexibility, within the guidelines specified in its charter, to determine the best means to carry out its oversight responsibilities concerning risk. If a committee determines it to be appropriate, the committee, or a representative designated by the committee, will discuss risk-related issues with our management, other internal personnel and third parties, and, if needed, will engage experts and consultants to assist with any review, analysis or investigation related to a particular area of risk. If a committee determines that it is appropriate to review and evaluate an identified risk, the committee will report its findings and recommendations to the board of directors. Our board of directors ultimately is responsible for the adoption of any such recommendations.

The role that our board of directors and its committees plays in risk oversight does not have an impact on the leadership structure of our board of directors. However, we believe that having different individuals serve as our Chairman of the Board and our Chief Executive Officer facilitates risk oversight by providing the board of directors with leadership that is independent from management.

AUDIT COMMITTEE REPORT

Management is responsible for Verso’s internal controls and financial reporting process, including our internal control over financial reporting, and for preparing our consolidated financial statements. Deloitte & Touche LLP, an independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and for expressing an opinion on the conformity of our audited consolidated financial statements to accounting principles generally accepted in the United States of America. In this context, the responsibility of the Audit Committee is to oversee our accounting and financial reporting processes and the audits of our consolidated financial statements.

In the performance of its oversight function, the Audit Committee reviewed and discussed with management and Deloitte & Touche LLP our audited consolidated financial statements as of and for the year ended December 31, 2012. The Audit Committee also discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards (SAS) No. 61, as amended, issued by the Auditing Standards Board of the American Institute of Certified Public Accountants (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board (ISB) Standard No. 1, Independence Discussions with Audit Committees, as amended. ISB Standard No. 1 requires our independent registered public accounting firm to disclose in writing to the Audit Committee all relationships between them and us that, in their judgment, reasonably may be thought to bear on independence and to discuss their independence with the Audit Committee. The Audit Committee discussed with Deloitte & Touche LLP its independence and considered in advance whether the provision of any non-audit services by Deloitte & Touche LLP is compatible with maintaining its independence. The Audit Committee also received and reviewed a report by Deloitte & Touche LLP outlining communications required by NYSE listing standards (1) reviewing the firm’s internal quality control procedures; (2) describing any material issue raised by (a) the most recent internal quality control review of the firm, (b) peer review of the firm, or (c) any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with such issues; and (3) assessing Deloitte & Touche LLP’s independence, including all relationships between Deloitte & Touche LLP and us.

Based on the reviews and discussions of the Audit Committee described above, and in reliance on the unqualified opinion of Deloitte & Touche LLP dated March 7, 2013, regarding our audited consolidated financial statements as of and for the year ended December 31, 2012, and subject to the limitations on the responsibilities of the Audit Committee noted above and in the Audit Committee’s charter, the Audit Committee recommended to the board of directors, and the board of directors approved, that such audited and consolidated financial statements be included in our annual report on Form 10-K for the year ended December 31, 2012, that was filed with the SEC.

The foregoing report is provided by the members of the Audit Committee of the board of directors.

Michael E. Ducey (Chair)

Thomas Gutierrez

David W. Oskin

COMPENSATION COMMITTEE REPORT

The members of the Compensation Committee have reviewed and discussed with Verso’s management the Compensation Discussion and Analysis set forth below. Based on such review and their discussions with management and such other matters as the Compensation Committee has deemed relevant and appropriate, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The foregoing report is provided by the members of the Compensation Committee of the board of directors.

Scott M. Kleinman (Chair)

David B. Sambur

Jordan C. Zaken

COMPENSATION DISCUSSION AND ANALYSIS

Summary

Our compensation philosophy is that compensation should serve to attract and retain talented employees and encourage job performance by them that enhances our operational and financial performance and stockholder value. Accordingly, we design our compensation programs for our executive officers, including our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers, or collectively our “named executive officers,” with the overall objectives of encouraging them to be committed to us, strive to achieve outstanding operational and financial performance by us, and create value for our stockholders. To effect this compensation philosophy, we have designed our compensation programs for executive officers along these guidelines:

•	Annual base salaries should be competitive with the marketplace average and create a measure of financial security.

•

Compensation should consist of a combination of variable annual and long-term incentive compensation that stresses the achievement of short-term and long-term performance objectives and provides the opportunity to earn more than the marketplace average for performance that exceeds targeted levels.

•	Compensation should permit outstanding individual achievements to be recognized and rewarded.

•	Incentive compensation opportunities should be targeted at levels that are competitive with those of our peer group companies.

•	Compensation should take into account internal pay equity that appropriately reflects the respective positions held by our executive officers.

•	Long-term compensation should include an equity component.

Our compensation philosophy and guidelines drive the specific elements of compensation that we provide to our executive officers, including the named executive officers, as well as our decisions concerning the mix of elements that comprise each person’s compensation package. The following table lists the elements of compensation that we provide to our executive officers and indicates the specific objectives that each element of compensation is intended to achieve. How we design these elements of compensation to fit within our compensation philosophy and guidelines is discussed in more detail in “Compensation Discussion and Analysis – Elements of Executive Compensation.”

Element of Compensation	Type of Compensation	Primary Objectives

Base Salary	Fixed cash payment	Attract and retain executive talent

2012 Verso Incentive Plan	Annual, performance-based cash incentive award	Encourage achievement of objectives that enhance operational and financial performance and stockholder value

Attract and retain executive talent

Senior Executive Bonus Plan and 2012 Bonus Plan*	Annual or long-term, performance-based cash incentive award	Encourage achievement of objectives that enhance operational and financial performance and stockholder value

Attract and retain executive talent

Discretionary Bonus	Cash bonus	Recognize and reward superior job performance

Amended and Restated 2012 Executive Long-Term Incentive Program	Long-term cash retention award	Retain and motivate executive talent

Amended and Restated 2008 Incentive Award Plan	Long-term, performance-based or service-based equity incentive awards consisting of stock options and restricted stock	Encourage achievement of objectives that enhance operational and financial performance and stockholder value

Align interests of our executive officers with those of our stockholders

Attract and retain executive talent

Retirement Benefits:		Attract and retain executive talent

Retirement Savings Plan	Tax-qualified, 401(k) defined contribution plan

Supplemental Salary Retirement Program	Tax-qualified defined contribution program implemented under Retirement Savings Plan

Deferred Compensation Plan	Nonqualified defined contribution plan

Executive Retirement Program	Nonqualified defined contribution program implemented under Deferred Compensation Plan

Insurance and Fringe Benefits:		Attract and retain executive talent

Group medical, dental, life and other insurance plans	Insurance coverage for employees and eligible dependents

Executive financial counseling policy	Payment of some costs of personal investment, estate planning, tax and other financial services

Severance Benefits:		Attract and retain executive talent

Severance policy	Termination allowance payable in cash upon certain terminations of employment

Employment agreement with chief executive officer	Benefits provided upon certain terminations of employment

CNC agreements with other executive officers	Benefits provided upon certain terminations of employment

*	The Senior Executive Bonus Plan expired in 2012 and was replaced with the 2012 Bonus Plan.

We strive to set for each of our executive officers, including the named executive officers, an overall compensation package consisting of a base salary, incentive compensation and other benefits at competitive levels that allow us to retain our incumbent executive officers and attract new executive talent. Accordingly, for 2012 we attempted to set salaries, incentive compensation and other benefits for our executive officers that were generally in line with the salaries, incentive compensation and other benefits that we determined our peer group offers to executives based on the information set forth in the Compensation Surveys described in “Compensation Discussion and Analysis – Use of Peer Group Data.”

We did not change our executive compensation structure in 2012 significantly from the structure described in our 2012 and 2011 Proxy Statements. However, commencing in 2012, we began an ongoing process of reviewing and, as we determine to be appropriate, modifying various components of our executive compensation to better align the compensation that we provide for our executives with the compensation that other similar companies provide for their executives, which we have determined by reference to the information set forth in the Compensation Surveys. The compensation modifications that we have made to date are described in “Compensation Discussion and Analysis – Elements of Executive Compensation.”

At our 2011 Annual Meeting of Stockholders, our stockholders approved, on an advisory basis, the 2010 compensation of the named executive officers as disclosed in our 2011 Proxy Statement. The directors serving on the Compensation Committee are affiliates of our principal stockholder, and their decisions concerning executive compensation take into account the interests of our stockholders and the potential impact of compensation decisions on the value of Verso to our stockholders, but without specifically basing their decisions on the advisory stockholder approval of our 2010 executive compensation.

Incentive Compensation

In 2012, we provided the following types of incentive compensation to our executive officers, including our named executive officers:

•

2012 Verso Incentive Plan – annual, performance-based incentive bonus opportunity designed to encourage the achievement of performance objectives capable of enhancing our operational and financial performance and stockholder value; and

•

Amended and Restated 2008 Incentive Award Plan – long-term equity incentive awards, consisting of restricted stock and stock options, which correlate a significant portion of our executive officers’ long-term compensation directly to the value of our stock.

In awarding incentive compensation for 2012 to our executive officers, we took into account their ownership of equity in us that was purchased or awarded in prior years. We discuss the incentive compensation that we awarded to our named executive officers in or for 2012 in “Compensation Discussion and Analysis – Elements of Executive Compensation – Verso Incentive Plan” and “– Amended and Restated 2008 Incentive Award Plan.” The incentive compensation awarded and payable to our named executive officers for 2012 is set forth in “Executive Compensation – Summary Compensation Table” and “– Grants of Plan-Based Awards.”

For 2012, our named executive officers, other than our chief executive officers, received incentive compensation consisting of performance-based cash bonuses and equity incentive awards that accounted for 35-38% of their total direct compensation. Incentive compensation accounted for 67% of the total direct compensation of Michael A. Jackson, who retired as our President and Chief Executive Officer on May 14, 2012, and thereafter concluded his employment with us on June 30, 2012, and 61% of the total direct compensation of David J. Paterson, who became our President and Chief Executive Officer on May 14, 2012. As used in this Proxy Statement, an executive officer’s “total direct compensation” means all of his compensation reported in the Summary Compensation table in “Executive Compensation” except for the compensation reported in the “All Other Compensation” column of the table.

We have not adopted a policy that would require, in the event of a restatement of our financial statements, any of our executive officers to reimburse us for any incentive compensation previously received by them.

However, the administrator of our 2012 Bonus Plan and our Amended and Restated 2008 Incentive Award Plan may require that any awards granted under such plans be subject to the provisions of any claw-back policy implemented by us.

Role of Compensation Committee and Management

The Compensation Committee has the primary authority and responsibility for determining our compensation philosophy and guidelines and designing our compensation programs for our executive officers, including the named executive officers. The Compensation Committee reviews and considers annually the performance of our Chief Executive Officer individually and our executive officers as a group. Based on that annual review and such other information as it deems relevant, and in line with our compensation philosophy and guidelines, the Compensation Committee determines the compensation for our Chief Executive Officer and recommends the compensation for all of our other executive officers for approval by our board of directors. Our Chief Executive Officer assists the Compensation Committee with establishing the compensation of our other executive officers by providing his performance evaluations and compensation recommendations to the Compensation Committee. Our executive officers participate in annual performance reviews with the Chief Executive Officer in which their job performance and contributions during the year are evaluated.

Use of Peer Group Data

We periodically review our compensation practices with reference to surveys conducted by compensation consulting firms. This data is integral to our decision-making regarding the appropriate levels of executive compensation, but we do not benchmark the components of our executive compensation against a specific group of companies or set compensation levels at designated percentiles of peer group compensation. Instead, we use survey data to provide reference points in establishing our compensation programs and to evaluate whether our compensation is at levels that will allow us to attract, retain and motivate our management. We determine, as part of that evaluation, the percentiles into which our compensation elements fall compared to the compensation information in the survey data, but we do not require that our compensation fall within certain percentiles, nor is the survey data determinative of the types or levels of compensation that we provide.

For our decisions with respect to 2012 executive compensation, we collected and reviewed compensation information from the following sources, which are referred to collectively as the “Compensation Surveys”:

•

2011 and 2012 compensation surveys commissioned by the Forest Products Industry Compensation Association, or the “2011 FPICA Survey” and the “2012 FPICA Survey,” and conducted by Pearl Meyer Partners, which compiled compensation information from survey responses submitted by companies in the forest and paper products industry; and

•

a 2011-2012 compensation survey conducted by Mercer LLC, or the “Mercer Survey,” which compiled compensation information from survey responses submitted by companies in multiple industries, including the forest and paper products industry.

We reviewed the information that we obtained from the Compensation Surveys to determine how our executive compensation structure, including the types and levels of executive compensation, compared with those of the respondents to the Compensation Surveys. For purposes of our analysis, we categorized the survey respondents into various groups by size and industry, and we evaluated the compensation information in terms of overall compensation levels, the percentage mix of compensation components (including the balance between equity and cash compensation), and the distribution of compensation among the five most highly compensated executives as compared to each other. We also reviewed the compensation information in the 2011 FPICA Survey and the 2012 FPICA Survey to determine year-over-year trends in peer group compensation in the forest and paper products industry. In establishing the compensation of our executive officers, we structured the level and mix of compensation of each person based on his position and duties, with a view toward creating a compensation package that was competitive (especially as compared to the compensation provided by companies in our industry or similar in size to us) with the level and mix of compensation that the Compensation Surveys indicated was typically received by persons holding similar positions and/or having similar duties. In 2012, as part of the process for setting the compensation of our executive officers, we began to modify certain elements of the compensation packages for our executive officers, because the information from the Compensation Surveys indicated that the level of compensation that we provided to our executive officers and the percentage of equity incentive awards included in their total direct compensation was below the average for our peer group, including in particular our peers in the forest and paper products industry.

Set forth below is a list of the peer group members that participated in the 2012 FPICA Survey. The list does not include many manufacturing and other companies outside the forest and paper products industry that participated in the Mercer Survey.

AbitibiBowater Inc. (d/b/a	Graphic Packaging	Longview Fibre Company
Resolute Forest Products)	International, Inc.	Louisiana-Pacific Corporation
Appleton Coated LLC	Green Diamond Resource	McFarland Cascade
Boise Cascade, LLC	Company	MeadWestvaco Corporation
Boise Inc. Buckeye Technologies Inc. Caraustar Industries, Inc. Clearwater Paper Corporation	Greif Packaging Riverville, LLC Hancock Forest Management Inc. Hood Industries, Inc. Interfor Pacific, Inc.	Mendocino Forest Products Company, LLC NewPage Corporation Nippon Paper Industries
Deltic Timber Corporation	International Paper Company	USA Co., Ltd.
Domtar Corporation	KapStone Paper and Packaging	Norbord Inc.
Evergreen Packaging Inc.	Corporation	Packaging Corporation of America
Plum Creek Timber Company, Inc.	Sappi Fine Paper North America	Timber Products Company
Potlatch Corporation	SCA Americas, INC.	Twin Rivers Paper Company
Rayonier Inc.	Simpson Investment Company	UPM-Kymmene, Inc.
Resource Management Service	Stimson Lumber Company	West Fraser Timber Co. Ltd.
Rock-Team Company	Sonoco Products Company	The Westervelt Company
Roeburg Forest Products Co.	Swanson Group, Inc.	Weyerhaeuser Company

Elements of Executive Compensation

In this section, we provide detailed information about the elements of compensation for our executive officers, including our named executive officers. See “Compensation Discussion and Analysis – Summary” for a list and summary of these compensation elements.

Base Salary

We determine the base salaries of our executive officers based on their positions and responsibilities. In doing so, we take into account the base salary ranges for comparable positions and positions with similar responsibilities as reported in the Compensation Surveys. We intend the base salaries of our executive officers to be competitive with the market average for base salaries within our peer group in order to allow us to effectively attract and retain talented executive officers.

Typically, no later than April of each year, we review and make appropriate increases in the base salaries of our executive officers. Effective as of April 1, 2012, we increased the base salaries of our named executive officers, except Mr. Jackson, as follows: Mr. Fellows from $358,750 to $369,513; Mr. Mundy from $341,220 to $351,457; Mr. Weinhold from $326,565 to $336,362; and Mr. Kesser from $280,889 to $290,721. Effective as of May 14, 2012, Mr. Jackson retired as our President and Chief Executive Officer and was replaced by Mr. Paterson. Mr. Paterson’s initial base salary was set at $625,000, which was the base salary in effect for Mr. Jackson when he retired. Mr. Paterson’s base salary was established through the arm’s-length negotiation of his employment agreement with us. See “Executive Compensation – Agreements with Chief Executive Officers” for a description of the material components of Mr. Paterson’s compensation.

In determining the amount by which to increase the base salaries of our named executive officers other than Messrs. Paterson and Jackson, we evaluated each person’s position and functional responsibilities, considered the person’s performance and contributions in 2011, reviewed the person’s base salary in comparison to the base salaries of similar positions with similar functional responsibilities as shown in the Compensation Surveys, and compared the person’s base salary to those of our other executive officers for internal equity purposes. We took these factors into account in developing 2012 base salaries that we believe are appropriate for our named executive officers and are competitive for executive talent.

2012 Verso Incentive Plan

The 2012 Verso Incentive Plan, or “2012 VIP,” provides for our executives and other key employees to receive an annual incentive bonus opportunity based on our operational and financial performance in 2012. The 2012 VIP entails the quantitative measurement of our actual performance against a series of operational and financial performance objectives established at the beginning of 2012. It also involves a qualitative assessment of the contributions of each person and his or her department or functional group to the achievement of our performance objectives. The 2012 VIP is designed to motivate the participants toward higher achievement that leads to outstanding business results for us. The 2012 VIP, which is a sub-plan of our Senior Executive Bonus Plan as it relates to our executive officers, is administered by the Compensation Committee.

In February 2012, the Compensation Committee approved and adopted the 2012 VIP. The 2012 VIP sets forth our performance objectives for 2012, the relative weighting of the performance objectives against each other, the threshold, target and maximum achievement levels of our performance objectives, and the funding associated with achieving the performance objectives at the various achievement levels. In establishing the performance objectives, their relative weighting, and their achievement levels, the Compensation Committee considered information provided by management concerning our operational and financial goals for 2012, with the purpose of reflecting those goals in the 2012 VIP. In establishing the funding levels, the Compensation Committee considered the other incentive compensation provided to our executive officers and senior managers, with the aim of establishing total incentive compensation that was competitive but not excessive. Taking these matters into consideration, the Compensation Committee approved the elements of the 2012 VIP as shown in the following table.

Performance Objective	Relative Weighting	Achievement Levels		Funding Level
Adjusted EBITDA(1)	22.5%	Threshold:	$141 million	70%
		Target:	$188 million	100%
		Maximum:	$225 million	200%

Total Sales Volume(2)	5.0%	Threshold:	1,890,000 tons	70%
		Target:	1,905,000 tons	100%
		Maximum:	1,945,000 tons	200%

Subtotal Ops(3)	12.5%	Threshold:	$24 million	70%
		Target:	$28 million	100%
		Maximum:	$33 million	200%

Cash Flow(4)	5.0%	Threshold:	$1	70%
		Target:	$17 million	100%
		Maximum:	$21 million	200%

Credit as Percentage of Adjusted Gross Sales(5)	5.0%	Threshold:	0.4%	70%
		Target:	0.3%	100%
		Maximum:	0.2%	200%

Group/Individual Performance Objectives	50.0%	Achievement levels are tailored to each person’s group/individual performance objectives		N/A

(1)	Adjusted EBITDA is our earnings before interest, taxes, depreciation and amortization, adjusted to exclude unusual items and other pro forma adjustments permitted in calculating covenant compliance in the indentures governing our outstanding debt securities.

(2)	Total Sales Volume is the total volume, measured in tons, of the products that we sold in 2012.

(3)	Subtotal Ops is the net year-over-year change, measured in dollars, of improvements (i.e., increases in productivity and decreases in costs) in various areas of our operations that we identified for improvement in 2012.

(4)	Cash Flow is the difference between our cash balances at December 31, 2011, and December 31, 2012.

(5)	Credits as Percentage of Adjusted Gross Sales is the total dollar amount of the credits that we gave to customers for product quality issues in 2012 as a percentage of the total dollar amount of our sales in 2012.

Under the 2012 VIP, the total amount of incentive awards for all participants, or the “incentive pool,” is determined initially by adding together the dollar amounts attributable to each participant’s target-level incentive award. A participant’s target-level incentive award is the dollar equivalent of a percentage of the participant’s base salary. The total dollar amount resulting from this exercise represents the amount of the incentive pool at the “target” achievement level of performance and, by extension, the “target” level of funding. If the incentive pool were to be funded at the “threshold” achievement level, the amount of the incentive pool would be equal to 70% of the target-level incentive pool. If, on the other hand, the incentive pool were to be funded at the “maximum” achievement level, the amount of the incentive pool would be equal to 200% of the target-level incentive pool. For 2012, the threshold, target and maximum funding levels of the incentive pool were approximately $7.2 million, $10.3 million and $20.6 million, respectively.

After determining the target-level incentive pool, the next step in determining the funding of the incentive pool is to consider the levels of achievement of Verso’s performance objectives. The extent to which group/individual performance objectives are achieved does not affect the funding of the incentive pool; instead, insofar as incentive pool funding is concerned, the aggregate achievement level of the group/individual performance objectives is deemed to vary symmetrically with the aggregate achievement level of Verso’s performance objectives. Thus, after year end, we calculate the achievement level and factor in the relative weighting of each of our performance objectives. By way of illustration, if we had achieved the Subtotal Ops performance objective at the threshold level of achievement, then 70% of 12.5%, or a net of 8.75%, of the target-level incentive pool would have been funded. (For any performance objective that is achieved at a level between the threshold and target achievement levels or between the target and maximum achievement levels, we use linear interpolation to determine the appropriate incentive pool funding percentage attributable to such performance objective.) This methodology is used to determine the incentive pool funding percentage attributable to the achievement of each of our performance objectives, and the results are added together. Next, by virtue of the 50% weighting of both our performance objectives and the group/individual performance objectives, the total incentive pool funding percentage is determined by multiplying by two the cumulative funding percentage attributable to the achievement of our performance objectives. Then, the actual amount of the incentive pool is determined by multiplying the total incentive pool funding percentage by the amount of the target-level incentive pool. Finally, the Compensation Committee may exercise its discretion to increase or decrease the amount of the incentive pool to take into account extraordinary or unforeseen events and circumstances that affected our operational and financial performance during the year.

In February 2013, the Compensation Committee determined to fund the incentive pool under the 2012 VIP at $7.2 million, representing a funding percentage of 70% of the target-level incentive pool. In doing so, the Compensation Committee took into account management’s analysis of, and recommendations regarding, the impact on our operational and financial performance of the fire and explosion at our paper mill in Sartell, Minnesota, on May 28, 2012, the immediate cessation of production at the Sartell mill, the subsequent closure and decommissioning of the mill, and ultimately our receipt of insurance proceeds relating to the incident. After evaluating management’s analysis and recommendations, the Compensation Committee decided to fund the incentive pool at the 70% funding level. The Compensation Committee’s decision represented an exercise of its judgment concerning our performance in light of these extraordinary events and their unforeseen consequences.

Its decision was not based on the actual levels of achievement of our performance objectives, because they could not be established with absolute certainty and varied depending on the consequences and related assumptions that were considered.

The amount of a participant’s incentive award under the 2012 VIP is determined by reference to his or her target-level incentive award percentage. A participant’s target-level incentive award percentage is the percentage of his or her base salary that he would receive as an incentive award under the 2012 VIP in the event that the incentive pool were to be funded at the target level of 100%. The target-level incentive award percentages range from 15% to 100% of a participant’s base salary at the end of the year, depending on the participant’s employment grade level with us. The target-level incentive award percentages of our named executive officers were 100% of base salary for Messrs. Paterson and Jackson, 80% of base salary for Mr. Fellows, and 75% of base salary for Messrs. Mundy, Weinhold and Kesser. The target-level incentive award percentages reflect our assessment of a participant’s ability, considering his or her position with us, to affect our operational and financial performance. They also take into account the other compensation to which a participant is entitled, the market average compensation for his or her position, and, in the case of Messrs. Jackson and Paterson, the relevant provisions of their employment agreements.

The amount of a participant’s incentive award under the 2012 VIP can be affected by the level of achievement of his or her group/individual performance objectives. A participant’s group/individual performance objectives, which are established at the beginning of the year in consultation with his or her supervisor, are intended to be linked to and supportive of the achievement of our performance objectives. The requirement to develop group/individual performance objectives applies to all participants in the 2012 VIP other than our chief executive officer. Accordingly, our named executive officers developed their group/individual performance objectives in consultation with Mr. Jackson in early 2012, and Mr. Paterson reviewed and assessed their level of achievement of such objectives in early 2013. While the Compensation Committee has the discretion to make adjustments to a participant’s incentive award to take into account extraordinary or unforeseen events and circumstances, Mr. Paterson did not recommend, and the Compensation Committee did not make, any adjustments in the 2012 VIP incentive awards payable to our named executive officers. With respect to Messrs. Jackson and Paterson, their 2012 VIP incentive awards were based solely on the level of achievement of our performance objectives and were prorated based on their respective periods of employment with us during 2012.

In summary, the incentive pool for the 2012 VIP was funded at $7.2 million, representing a funding percentage of 70% of the target-level incentive pool, and each of our named executive officers received 2012 VIP incentive awards equal to 70% of their respective target-level incentive awards, except that those of Messrs. Jackson and Paterson were prorated to account for their partial periods of employment with us during 2012. See the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation table in “Executive Compensation” for information about the 2012 VIP incentive awards paid to our named executive officers.

Senior Executive Bonus Plan, 2012 Bonus Plan, and Discretionary Bonuses

The Senior Executive Bonus Plan was designed to allow us to provide incentives for superior work by our executives, including our named executive officers, to motivate our executives toward higher achievement and business results, to tie their goals and interests with ours, and to enable us to attract and retain highly qualified executives. The Senior Executive Bonus Plan generally allowed us to make bonus payments to our executives upon the attainment of performance objectives that were established by the Compensation Committee and related to operational, financial or other metrics applicable to us. To this end, we established the 2012 VIP as a sub-plan under the Senior Executive Bonus Plan to provide our executives and other key employees with an annual incentive bonus opportunity based on our operational and financial performance in 2012. See “Compensation Discussion and Analysis – Elements of Executive Compensation – 2012 Verso Incentive Plan.” The Senior Executive Bonus Plan expired on the date of our 2012 Annual Meeting of Stockholders.

The 2012 Bonus Plan was authorized, approved and adopted by our board of directors on March 6, 2012, and it was approved by our stockholders at our 2012 Annual Meeting of Stockholders on May 23, 2012. The 2012 Bonus Plan replaced, and generally was designed with the same purposes as, the Senior Executive Bonus Plan. The 2012 Bonus Plan provides that the Compensation Committee may require that any bonuses paid under the 2012 Bonus Plan be subject to the provisions of any claw-back policy implemented by us.

In February 2013, the Compensation Committee exercised its discretion to pay cash bonuses to

Messrs. Fellows, Mundy and Weinhold to recognize their superior job performance in 2012. The bonuses were not awarded under or subject to the 2012 Bonus Plan or any of our incentive plans or programs. See the “Bonus” column of the Summary Compensation table in “Executive Compensation” for information about the discretionary bonuses paid to these executive officers.

Amended and Restated 2012 Executive Long-Term Incentive Program

The 2012 Executive Long-Term Incentive Program, or “LTIP,” was adopted by our board of directors on May 10, 2012, and was amended and restated by the Compensation Committee on December 7, 2012. The LTIP is designed to retain our highly qualified executives, including our named executive officers, to provide an incentive for their continued superior work, and to motivate them toward even higher achievement and business results. Under the LTIP, each of our executives, other than Messrs. Jackson and Paterson, is eligible to receive a long-term cash bonus equal to the base salary paid or payable to the participant in 2012 and 2013. A participant’s LTIP award vests as follows: 50% of the award, referred to as the “2012 Tranche,” vested on December 31, 2012; and 50% of the award, referred to as the “2013 Tranche,” will vest on December 31, 2013, if the participant is employed by us continuously from January 1, 2013, through December 31, 2013. The vested portions of a participant’s LTIP award are eligible for payment as follows: 70% of the 2012 Tranche was paid on December 31, 2012; and 30% of the 2012 Tranche and 100% of the 2013 Tranche will be paid in January 2014. See the “Bonus” column of the Summary Compensation table in “Executive Compensation” for information about the 2012 Tranches of the LTIP awards of our named executive officers. In addition, see “Executive Compensation – Potential Payments upon Termination of Employment or Change in Control” for information about the provisions of the LTIP dealing with such circumstances.

Amended and Restated 2008 Incentive Award Plan

The Amended and Restated 2008 Incentive Award Plan, or the “Incentive Award Plan,” allows us to grant long-term equity incentive awards to our employees, consultants and directors. We have utilized the Incentive Award Plan to grant restricted stock and stock options to our employees, including our named executive officers, restricted stock to our non-employee directors, and stock options to certain of our non-employee directors. The awards granted under the Incentive Award Plan may vest upon the passage of time or upon the attainment of performance goals based on objective performance criteria chosen from among those set forth in the Incentive Award Plan. The Incentive Award Plan provides that its administrator may require that any awards granted under the Incentive Award Plan be subject to the provisions of any claw-back policy implemented by us. The Incentive Award Plan is administered by the Compensation Committee or, in the case of awards granted to our non-employee directors, the board of directors.

We believe that providing our executive officers with long-term incentive compensation, whether cash-based or equity-based, serves to link their long-term compensation to our long-term financial performance and thereby encourages them to work toward achieving operational and financial performance by us that enhances value for our stockholders. We generally believe that equity-based incentive compensation, as opposed to the cash-based variety, better encourages our executive officers to consider their decisions from the perspective of our stockholders. For this reason, we consider it important to include equity-based compensation in the compensation packages of our executive officers.

In alignment with this compensation philosophy, in March 2012, we granted to our named executive officers long-term equity incentive awards consisting of restricted stock and stock options, which accounted for a total of 278,371 shares of our common stock. The Compensation Committee established the mix of restricted stock and stock options and the numbers of shares of common stock covered by each type of equity incentive award. In determining the mix and number of the equity incentive awards, the Compensation Committee considered each named executive officer’s position and responsibilities and the kind and amount of his other employment compensation. Based on its analysis, the Compensation Committee balanced its goal of creating a strong incentive for the award recipient (restricted stock) against the benefit to us of offsetting some of the cost of the awards (stock options, which result in payment of the exercise price to us) to arrive at a mix of 40% restricted stock and 60% stock options.

In May 2012, Mr. Paterson succeeded Mr. Jackson as our chief executive officer. Following arm’s-length negotiations with Mr. Paterson and as set forth in his employment agreement, we granted to Mr. Paterson a stock option to purchase 650,000 shares of common stock upon the commencement of his employment, and we agreed to grant to him a stock option to purchase an additional 200,000 shares of common stock in the event that we consummate a material merger, acquisition or other business combination.

In 2012, we began an evaluation of the compensation of our executive officers, including our named executive officers. In reviewing the compensation information contained in the Compensation Surveys, we determined that the overall compensation of our executive officers, including their equity compensation, was below market average in the forest and paper products industry. Based on this evaluation, the Compensation Committee decided to bring the level and mix of compensation of our executive officers to a more competitive level. To this end, in July 2012, the Compensation Committee granted additional stock options to purchase a total of 709,000 shares of common stock to Messrs. Fellows, Mundy, Weinhold and Kesser.

The equity incentive awards granted in 2012 accounted for 20-22% of our named executive officers’ total direct compensation, except for the awards granted to our chief executive officers which accounted for 45% of their respective total direct compensation. See “Executive Compensation – Grants of Plan-Based Awards” for more information concerning the equity incentive awards granted to our named executive officers under the Incentive Award Plan.

Retirement Benefits

We provide retirement benefits to our eligible employees, including our named executive officers, under the retirement plans and programs listed below as a means of attracting and retaining qualified employees.

•	Retirement Savings Plan, a tax-qualified, 401(k) defined contribution plan;

•	Supplemental Salary Retirement Program, a tax-qualified defined contribution program implemented under the Retirement Savings Plan;

•	Deferred Compensation Plan, a nonqualified defined contribution plan; and

•	Executive Retirement Program, a nonqualified defined contribution program implemented under the Deferred Compensation Plan.

We attempt to ensure that these retirement benefits are competitive with those provided by comparable companies as shown in the Compensation Surveys. Our contributions for 2012 on behalf of our named executive officers under the Retirement Savings Plan, the SSRP, the Deferred Compensation Plan, and the ERP are set forth in the Summary Compensation table in “Executive Compensation.”

Retirement Savings Plan. The Retirement Savings Plan is a tax-qualified, 401(k) defined contribution plan which permits eligible employees to defer the receipt of up to the lesser of 85% or $17,000 of their employment compensation on a pre-tax basis, or if an employee is age 50 or over, to defer up to $5,500 in additional compensation up to a limit of $22,500. Employees also may defer amounts of their employment compensation in excess of these limits on an after-tax basis. The employee deferrals of employment compensation are subject to certain limits imposed by the Internal Revenue Code of 1986, as amended, or the “Internal Revenue Code.” In addition, we make matching contributions for employees who defer a portion of their employment compensation under the Retirement Savings Plan. We match 70% of the first 4%, and 60% of the second 4%, of the employees’ deferrals. The employee deferrals under the Retirement Savings Plan are immediately and fully vested and nonforfeitable. For employees hired by us before January 1, 2009, our matching contributions under the Retirement Savings Plan are fully vested and nonforfeitable. For employees hired by us on or after January 1, 2009, our matching contributions under the Retirement Savings Plan are subject to three-year “cliff” vesting measured from the date on which an employee’s employment with us commences, such that after the employee has been continuously employed by us for three years, all of our past and future matching contributions become fully vested and nonforfeitable.

Supplemental Salary Retirement Program. The Supplemental Salary Retirement Program, or “SSRP,” is a tax-qualified defined contribution program implemented under the Retirement Savings Plan. Under the SSRP, we make an annual contribution to each eligible employee’s account under the Retirement Savings Plan. The SSRP contribution is equal to either 2.75% or 5% of an employee’s eligible compensation, which consists of the employee’s salary, bonus and cash incentive compensation paid during the immediately preceding year. The SSRP contribution percentage varies depending on the employee’s cumulative years of service with us and our predecessors. For all of our employees, the SSRP contributions are subject to three-year “cliff” vesting measured from the date on which an employee’s employment with us commences, such that after the employee has been continuously employed by us for three years, all of our past and future contributions become fully vested and nonforfeitable.

Deferred Compensation Plan. The Deferred Compensation Plan is a nonqualified defined contribution plan that permits eligible employees to defer the receipt of up to 85% of their base salary and up to 100% of their incentive compensation, by contributing such amounts to their accounts under the plan. The Deferred Compensation Plan also permits us to make matching contributions and discretionary contributions to employees’ accounts under the plan. We match 70% of the first 4%, and 60% of the second 4%, of the employees’ deferrals under the Deferred Compensation Plan, subject to certain restrictions and limitations, including the requirement that the employee must not qualify for our matching contributions under the Retirement Savings Plan. Until they are distributed from the Deferred Compensation Plan, the employees’ deferrals, our contributions, and any earnings on the invested funds are held in a rabbi trust funded by us.

Executive Retirement Program. The Executive Retirement Program, or “ERP,” is a nonqualified defined contribution program implemented under the Deferred Compensation Plan for the benefit of our executives and selected senior managers. Under the ERP, we may make an annual discretionary contribution to each eligible employee’s account under the Deferred Compensation Plan. Our ERP contribution is equal to between 4% and 10% of an employee’s eligible compensation, depending on the employee’s employment pay grade with us. An employee’s eligible compensation consists of the employee’s base salary and incentive target award under the Verse Incentive Plan, in each case determined as of January 1 of the year for which our ERP contribution is made.

Insurance and Fringe Benefits

We provide group medical, dental, life and other insurance coverage for all of our eligible employees, including our named executive officers. Under our executive financial counseling policy, we also pay the costs of personal investment, estate planning, tax and other financial counseling services, subject to an annual cap of $6,500 to $9,500 (depending on the executive’s position with us), for our executive officers, including our named executive officers. We believe that these benefits serve as a means of attracting and retaining qualified personnel, and we attempt to ensure that they are competitive with those provided by comparable companies.

Severance Benefits

Severance Policy. We have adopted and implemented a severance policy for the benefit of our salaried employees, including our named executive officers, and specific groups of hourly employees whose employment with us is terminated under certain circumstances. The severance policy applies in the event that we terminate the employee’s employment without cause (as defined in the policy), we eliminate the employee’s position, or we take certain other specified job-related actions that effectively result in an involuntary end to the employment relationship. The principal benefit under the severance policy is a termination allowance payable in cash to the terminated employee, which is based on the employee’s years of applicable service with us and his or her annual base salary or wages in effect immediately prior to the termination of employment. The termination allowance is equal to two weeks of eligible pay for each full or partial year of applicable service, subject to a minimum of four weeks and a maximum of 52 weeks of eligible pay. We also have discretion under the severance policy to provide a terminated employee with other benefits, including prorated and/or reduced amounts of incentive awards under our incentive plans and programs, subsidized medical and dental insurance coverage for a specified period after the termination of employment, and outplacement services appropriate for the employee’s position with us. We believe that the benefits provided under the severance policy support our compensation objective of attracting and retaining qualified employees and are competitive with similar severance benefits provided by comparable companies.

Agreements with Chief Executive Officers. Our employment agreement with Mr. Paterson requires us to provide him with certain severance benefits if his employment is terminated by us without cause, by him for good reason, or due to his death or disability. The severance benefits to be provided to Mr. Paterson are intended to be in line with the types and amounts of severance benefits provided by comparable companies to their chief executive officers. See “Executive Compensation – Agreements with Chief Executive Officers,” “– Potential Payments upon Termination of Employment or Change in Control – Employment Agreements,” and “– Estimated Payments in Connection with Termination of Employment or Change in Control” for more information about Mr. Paterson’s employment agreement.

Our employment agreement with Mr. Jackson required us to provide him with certain severance benefits if his employment were terminated by us without cause, by him for good reason, or due to his death or disability. The severance benefits to be provided to Mr. Jackson were intended to be in line with the types and amounts of severance benefits provided by comparable companies to their chief executive officers. In connection with Mr. Jackson’s retirement as our President and Chief Executive Officer on May 14, 2012, we entered into a separate retirement agreement with him under which we agreed to provide Mr. Jackson with certain benefits, in addition to those already set forth in his employment agreement, upon his retirement. Under the retirement agreement, we paid $1,250,000 to Mr. Jackson and modified his restricted stock and stock options awards to retain their original vesting schedules and, with respect to the stock options, their original exercise periods. The Compensation Committee approved the retirement benefits provided to Mr. Jackson, because Mr. Jackson’s employment agreement did not specifically address the benefits to be provided upon his retirement, and because our board of directors was highly satisfied with Mr. Jackson’s performance as our President and Chief Executive Officer. See “Executive Compensation – Agreements with Chief Executive Officers,” “– Potential Payments upon Termination of Employment or Change in Control – Employment Agreements,” and “– Estimated Payments in Connection with Termination of Employment or Change in Control” for more information about Mr. Jackson’s employment agreement and retirement agreement. The retirement benefits provided to Mr. Jackson also are disclosed in the Summary Compensation table and the Grants of Plan-Based Awards table in “Executive Compensation.”

CNC Agreements with Other Executive Officers. Our confidentiality and non-competition agreements, or “CNC agreements,” with each of our executive officers, other than our chief executive officer, require us to provide them with certain severance benefits upon the termination of their employment by either party and for any reason. The benefits to be provided under the CNC agreements are in consideration for, and are contingent upon, the compliance by the executive officers with their confidentiality and non-competition obligations under the CNC agreements. In 2012, we compared the benefits provided to our executive officers under the CNC agreements with those reported by comparable companies in the Compensation Surveys and determined that these benefits were below the market average for the forest and paper products industry. To bring their benefits more in line with market practice, we amended the CNC agreements on May 14, 2012, to increase the cash severance payable to a terminated executive officer by an amount equal to his target-level incentive award under

Verso’s annual incentive plan. See “Executive Compensation – Potential Payments upon Termination of Employment or Change in Control – CNC Agreements” and “– Estimated Payments in Connection with Termination of Employment or Change in Control” for more information about the CNC agreements. We are continuing to evaluate the benefits provided under the CNC agreements in an effort to ensure that they are competitive with the severance benefits provided by comparable companies to their executive officers.

Tax and Accounting Treatment of Compensation

We believe that it is in our best interests to satisfy the requirements for tax deductibility of the compensation that we provide, including the requirements of Section 162(m) of the Internal Revenue Code. However, we also believe that it is important to maintain the flexibility to provide compensation that is not tax-deductible in order to allow us to consider other factors in determining what compensation is appropriate for our management. We have structured our compensation plans and programs in a manner intended to meet the requirements of Section 162(m), but we may from time to time provide compensation that is not tax-deductible by us.

Section 409A of the Internal Revenue Code imposes significant tax and interest penalties on any executive officer who defers compensation under a plan that does not meet the requirements of Section 409A. We have structured our compensation plans and programs and individual agreements with our executive officers in a manner intended to comply with the requirements of Section 409A.

Section 280G of the Internal Revenue Code disallows a company’s tax deduction for certain payments to employees called “excess parachute payments,” and Section 4999 of the Internal Revenue Code imposes a non-deductible excise tax on any person who receives an excess parachute payment. Excess parachute payments are payments that exceed a threshold set forth in Section 280G and that are made in the context of a change in control. If we were to make an excess parachute payment, we would not be able to take a tax deduction for the payment, and the recipient of the payment would owe the excise tax imposed by Section 4999. Our chief executive officer’s employment agreement and our other named executive officers’ CNC agreements include provisions that reduce payments as necessary to avoid categorization as excess parachute payments.

We have adopted the fair value recognition provisions of FASB ASC 718, Compensation – Stock Compensation. Under the fair value recognition provisions, we recognize stock-based compensation based on the fair value at the grant date net of an estimated forfeiture rate, and we recognize compensation expense for only those shares expected to vest over the requisite service period of the award.

Risk Considerations

We use compensation, in part, to motivate and reward our executive officers and other employees for achieving performance objectives that help us achieve our overall business goals. We realize that by rewarding our executives and other employees with compensation for achieving goals, we could cause them to take actions that achieve the goals but expose us to undue risk. However, we believe that the risks that could result from our compensation plans, programs, policies and practices, including those described in this “Compensation Discussion and Analysis,” are unlikely to have a material adverse effect on us, primarily because our compensation structure —

•	contains elements that effectively link incentive compensation to operational and financial objectives that enhance our value to stockholders;

•

includes a mix of compensation elements for our executive officers, who are best positioned to have an impact on our operational and financial performance, that is appropriately balanced between short-term and long-term incentives, such that their compensation does not encourage them to take short-term risks at the expense of long-term results;

•	provides the Compensation Committee with the discretion to decrease or eliminate cash incentive awards triggered by the achievement of short-term performance objectives under our annual incentive plan, thereby giving the Compensation Committee the ability to reduce or withhold an incentive award if it determines that inappropriate risks were taken to earn it; and

•

includes a significant portion of equity compensation, which provides our executive officers with an incentive to achieve results that enhance stockholder value and discourages them from excessive risk-taking that could reduce stockholder value.

Frequency of Advisory Votes on Executive Compensation

In 2011, our stockholders approved, on an advisory basis, holding an advisory stockholder vote on the compensation of our named executive officers once every three years. The initial advisory vote on executive compensation was held at our 2011 Annual Meeting of Stockholders. The next advisory vote on executive compensation will be held at our 2014 Annual Meeting of Stockholders.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents information regarding the compensation of our named executive officers for their services during 2012, 2011 and 2010.

						Non-Equity Incentive Plan Compensation
Name and Principal Position	Year(1)	Salary(2)	Bonus(3)	Restricted Stock(4)	Stock Options(5)	2012 Verso Incentive Plan(6)	2009 Long- Term Cash Award Program	All Other Compensation(7)	Total
David J. Paterson	2012	$398,237	$230,000	$—	$773,500	$274,653	$—	$56,075	$1,732,465
President and Chief
Executive Officer

Michael A. Jackson	2012	312,499	—	220,177	205,826	218,750	—	1,943,565	2,900,817
Former President and	2011	618,269	—	231,270	234,362	537,500	391,500	202,940	2,215,841
Chief Executive Officer	2010	541,667	113,265	62,430	66,190	465,300	303,750	159,769	1,712,371

Lyle J. Fellows	2012	366,821	455,505	22,126	241,450	206,927	—	148,903	1,441,732
Senior Vice President of	2011	356,563	—	87,468	92,071	246,820	123,424	154,905	1,061,251
Manufacturing and Energy	2010	350,000	59,120	33,444	35,460	236,880	95,760	154,301	964,965

Robert P. Mundy	2012	348,897	427,975	20,022	217,549	184,515	—	136,540	1,335,498
Senior Vice President and	2011	333,465	—	79,154	80,386	220,087	114,492	144,792	972,376
Chief Financial Officer	2010	310,200	69,678	24,525	26,003	196,822	88,830	91,720	807,778

Michael A. Weinhold	2012	333,912	359,140	20,010	217,551	176,590	—	131,090	1,238,293
Senior Vice President of	2011	324,574	—	79,106	80,394	210,634	119,770	107,565	922,043
Sales, Marketing and	2010	318,600	28,098	24,525	26,003	202,152	92,925	92,506	784,809
Product Development

Peter H. Kesser	2012	288,262	288,263	16,260	184,425	152,628	—	77,048	1,006,886
Senior Vice President,	2011	278,189	—	64,281	62,775	157,017	94,280	63,494	720,036
General Counsel and	2010	265,085	22,904	16,724	17,729	137,096	73,148	53,184	585,870
Secretary

(1)	On May 14, 2012, Mr. Paterson replaced Mr. Jackson as our President and Chief Executive Officer. Mr. Jackson continued his employment with us through June 30, 2012.

(2)	Effective as of April 1, 2012, we increased the base salaries of our named executive officers as follows: Mr. Fellows – from $358,750 to $369,512; Mr. Mundy – from $341,220 to $351,456; Mr. Weinhold – from $326,565 to $336,361; and Mr. Kesser – from $280,889 to $290,721. On May 14, 2012, we hired Mr. Paterson at a base salary of $625,000, which was Mr. Jackson’s salary in effect at the time of his retirement.

(3)	On May 31, 2012, we paid Mr. Paterson a signing bonus of $230,000. On December 31, 2012, the 2012 Tranches under the LTIP vested as follows: Mr. Fellows – $366,822; Mr. Mundy – 348,897; Mr. Weinhold – $333,913; and Mr. Kesser – $288,263. On February 28, 2013, we paid discretionary bonuses for superior job performance in 2012 as follows: Mr. Fellows – $88,683; Mr. Mundy – $79,078; and Mr. Weinhold – $25,227.

(4)	On March 6, 2012, we granted shares of restricted stock to Messrs. Jackson, Fellows, Mundy, Weinhold and Kesser. The fair value per award on the grant date is $1.20, which was the closing sale price per share of our common stock on the NYSE on such date. On April 20, 2012, we modified Mr. Jackson’s restricted stock awards to provide that they will continue to vest according to their original vesting schedules. The fair value per modified award on the modification date is $1.41, which was the closing sale price per share of our common stock on the NYSE on such date. The amounts included in this column represent the aggregate grant date or modification date fair values of the awards computed in accordance with FASB ASC 718.

(5)	We granted stock option awards to Messrs. Jackson, Fellows, Mundy, Weinhold and Kesser on March 6, 2012; to Mr. Paterson on May 14, 2012; and to Messrs. Fellows, Mundy, Weinhold and Kesser on July 23, 2012. The fair value per award on the grant date is as follows: March 6, 2012 – $0.86; May 14, 2012 – $1.19; and July 23, 2012 – $1.10. On April 20, 2012, we modified Mr. Jackson’s stock option awards to provide that they will continue to vest according to their original vesting schedules and will remain exercisable for their original exercise periods. The fair value per modified award on the modification date is as follows: stock options granted on September 21, 2009 – $0.46; stock options granted on March 26, 2010 – $0.60; stock options granted on March 2, 2011 – $0.73; and stock options granted on March 6, 2012 – $1.22. The amounts included in this column represent the aggregate grant date or modification date fair values of the awards computed in accordance with FASB ASC 718. Our method of valuing stock options, including our assumptions, is set forth in Note 12 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012, which we filed with the SEC on March 7, 2013.

(6)	We prorated the incentive awards payable under the 2012 VIP to Messrs. Paterson and Jackson based on their partial periods of employment with us in 2012.

(7)	The compensation for 2012 in this column consists of —

(a)	our matching contributions under the Retirement Savings Plan as follows: Mr. Paterson – $13,000; Mr. Jackson – $13,000; Mr. Fellows – $13,000; Mr. Mundy – $13,000; Mr. Weinhold – $11,200; and Mr. Kesser – $13,000;

(b)	our contributions under the SSRP as follows: Mr. Paterson – $17,277; Mr. Jackson – $48,510; Mr. Fellows – $54,480; Mr. Mundy – $50,827; Mr. Weinhold – $49,549; and Mr. Kesser – $22,399;

(c)	our matching contributions under the Deferred Compensation Plan as follows: Mr. Paterson – $18,958; Mr. Fellows – $6,405; Mr. Mundy – $15,185; Mr. Weinhold – $14,533; and Mr. Kesser – $8,819;

(d)	our contributions under the ERP as follows: Mr. Jackson – $125,000; Mr. Fellows – $64,575; Mr. Mundy – $47,770; Mr. Weinhold – $45,719; and Mr. Kesser – $27,808;

(e)	premiums (grossed up to cover taxes in the amounts shown in parentheses) paid on life and long-term disability insurance coverage as follows: Mr. Paterson – $6,840 ($1,469); Mr. Jackson – $3,420 ($734); Mr. Fellows – $3,943 ($846); Mr. Mundy – $3,750 ($805); Mr. Weinhold – $3,589 ($770); and Mr. Kesser – $3,097 ($665); and

(f)	payments under our executive financial counseling policy as follows: Mr. Jackson – $8,076; Mr. Fellows – $6,500; Mr. Mundy – $6,008; Mr. Weinhold – $6,500; and Mr. Kesser – $1,925;

(g)	payments and benefits that Mr. Jackson received or to which he became entitled upon his retirement in 2012: retirement payment – $1,250,000; payment for unused vacation – $60,096; special vacation pay – $31,250; SSRP contribution for 2012 – $41,635; lost retirement benefits – $344,750; and partial coverage of medical and dental insurance premiums for two years after retirement – $17,828 (grossed up to cover taxes of $4,228).

Compensation of Named Executive Officers

The Summary Compensation table quantifies the value of the different forms of compensation received by our named executive officers in and for 2012, 2011 and 2010. The elements of executive compensation consist primarily of base salary, annual and long-term cash incentive awards, and long-term equity incentive awards. The named executive officers also received other compensation as set forth in the “All Other Compensation” column of the Summary Compensation table.

The Summary Compensation table should be read in conjunction with the tables and narrative descriptions that follow. A description of the material terms of Mr. Paterson’s employment agreement and Mr. Jackson’s employment agreement and retirement agreement follows this paragraph. The Grants of Plan-Based Awards table sets forth information for 2012 regarding the potential cash incentive awards payable to our named executive officers under the 2012 VIP, the grants of restricted stock and stock options to our named executive officers under the Incentive Award Plan, and the modification of Mr. Jackson’s restricted stock and stock options in connection with his retirement. The Outstanding Equity Incentive Awards at Fiscal Year End table provides information about the unexercised stock options and the unvested shares of restricted stock held by our named executive officers as of December 31, 2012. The Stock Option Exercises and Restricted Stock Vested table sets forth information regarding the number and value of the shares of restricted stock granted to our named executive officers that vested in 2012. The Nonqualified Deferred Compensation table provides information about the participation by our named executive officers in 2012 in defined contribution plans and programs that provide for the deferral of compensation on a basis that is not tax-qualified. The discussion in “Potential Payments upon Termination of Employment or Change in Control” explains the potential severance benefits to which the named executive officers may be entitled upon a termination of their employment or a change in control of Verso.

Agreements with Chief Executive Officers

We entered into an employment agreement with Mr. Paterson effective as of May 14, 2012. The initial term of the agreement is three years, which will automatically renew for successive one-year periods unless he or we provide notice of non-renewal. The principal components of Mr. Paterson’s compensation under the agreement are as follows:

•	an initial base salary of $625,000, subject to increase at the discretion of our board of directors;

•	a one-time signing bonus of $230,000;

•

an incentive award under our annual, performance-based incentive plan, with a target-level award amount equal to 100% of his base salary and a maximum award amount equal to 200% of his base salary, which for 2012 was prorated for the portion of the year that he was employed by us;

•

a stock option entitling him to purchase 650,000 shares of our common stock at an exercise price equal to the fair market value per share on the grant date, which vests in equal installments over three years and is exercisable, to the extent vested, for seven years after the grant date;

•

a conditional right to be granted a stock option entitling him to purchase an additional 200,000 shares of our common stock at an exercise price equal to the fair market value per share on the grant date, upon the consummation of any merger, acquisition or other business combination that is material to our business; and

•	the right to participate in our employee benefit plans, programs and arrangements.

We entered into an employment agreement with Mr. Jackson effective as of November 20, 2006. As of Mr. Jackson’s retirement as an employee on June 30, 2012, the initial three-year term of the agreement had renewed automatically for three successive one-year periods and was scheduled to expire on November 20, 2012. Under the agreement, Mr. Jackson was entitled to receive a base salary, subject to increase at the discretion of our board of directors. His base salary at the time of his retirement, which had been in effect since February 1, 2011, was $625,000. Mr. Jackson also was entitled to receive an incentive award under our annual, performance-based incentive plan, with a target-level award amount equal to 100% of his base salary.

In connection with Mr. Jackson’s retirement as our President and Chief Executive Officer on May 14, 2012, we entered into a separate retirement agreement with him under which we agreed to provide Mr. Jackson with certain benefits, in addition to those already set forth in his employment agreement, upon his retirement. Under the retirement agreement, we –

•	paid $1,250,000 to Mr. Jackson, representing the sum of his base salary and his target-level incentive award under the 2012 VIP; and

•

modified Mr. Jackson’s restricted stock and stock option awards to provide that they will continue to vest according to their original vesting schedules and, with respect to the stock options, will remain exercisable for their original exercise periods.

The provisions of Messrs. Paterson’s and Jackson’s employment agreements and Mr. Jackson’s retirement agreement that relate to payments and benefits upon the termination of their employment or a change in control of Verso are described in more detail in “Executive Compensation – Potential Payments upon Termination of Employment or Change in Control.”

Grants of Plan-Based Awards

The following table sets forth information for 2012 regarding the potential cash incentive awards payable to our named executive officers under the 2012 VIP, the grants of restricted stock and stock options to our named executive officers under the Incentive Award Plan, and the modification of Mr. Jackson’s restricted stock and stock options in connection with his retirement.

Name	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Shares of Restricted Stock(3)	Shares Underlying Stock Options(3)	Exercise Price of Stock Options(3)	Grant Date Fair Value of Restricted Stock and Stock Options(4)
		Threshold	Target	Maximum
David J. Paterson
Cash incentive awards	N/A	$437,500	$625,000	$1,250,000
Stock options	5/14/2012					650,000	$1.66	$773,500

Michael A. Jackson
Cash incentive awards	N/A	437,500	625,000	1,250,000
Restricted stock	3/6/2012				48,750			58,500
Modified restricted stock	3/6/2012				48,750			68,738
Modified restricted stock	3/2/2011				26,000			36,660
Modified restricted stock	3/26/2010				6,915			9,750
Modified restricted stock	9/21/2009				33,000			46,530
Stock options	3/6/2012					70,000	1.20	60,200
Modified stock options	3/6/2012					70,000	1.20	85,680
Modified stock options	3/2/2011					37,334	5.93	27,291
Modified stock options	3/26/2010					10,371	3.01	6,243
Modified stock options	9/21/2009					57,668	3.69	26,411

Lyle J. Fellows
Cash incentive awards	N/A	206,926	295,610	591,219
Restricted stock	3/6/2012				18,438			22,126
Stock options	7/23/2012					198,000	1.47	217,800
Stock options	3/6/2012					27,500	1.20	23,650

Robert P. Mundy
Cash incentive awards	N/A	184,514	263,592	527,184
Restricted stock	3/6/2012				16,685			20,022
Stock options	7/23/2012					179,000	1.47	196,900
Stock options	3/6/2012					24,010	1.20	20,648

Michael A. Weinhold
Cash incentive awards	N/A	176,590	252,271	504,542
Restricted stock	3/6/2012				16,675			20,010
Stock options	7/23/2012					179,000	1.47	196,900
Stock options	3/6/2012					24,013	1.20	20,651

Peter H. Kesser
Cash incentive awards	N/A	152,628	218,040	436,080
Restricted stock	3/6/2012				13,550			16,260
Stock options	7/23/2012					153,000	1.47	168,300
Stock options	3/6/2012					18,750	1.20	16,125

(1)	The Compensation Committee approved the grants of these awards on the grant dates noted in the table and approved the agreement modifying Mr. Jackson’s equity incentive awards on April 20, 2012.

(2)	The amounts are the cash incentive award opportunities under the 2012 VIP. The actual amounts paid under the 2012 VIP are reported in the “Verso Incentive Plan” column of the Summary Compensation table.

(3)	On April 20, 2012, in connection with Mr. Jackson’s retirement, we modified his restricted stock and stock option awards to provide that they will continue to vest according to their original vesting schedules and, with respect to the stock options, will remain exercisable for their original exercise periods. The numbers of shares of modified restricted stock and the numbers of shares of stock underlying the modified stock options represent the numbers of unvested shares as of Mr. Jackson’s retirement date.

(4)	The amounts included in this column are the grant date fair values of the restricted stock and stock option awards or the incremental fair values of the modified restricted stock and stock option awards, as applicable, computed in accordance with FASB ASC 718. Our methods for valuing the equity incentive awards are described in footnotes 4 and 5 to the Summary Compensation table.

Description of Plan-Based Awards

The material terms of the annual, performance-based cash incentive awards granted to our named executive officers under the 2012 VIP are described in “Compensation Discussion and Analysis – Elements of Executive Compensation – 2012 Verso Incentive Plan.” The material terms of the long-term cash retention awards provided to certain of our named executive officers under the LTIP are described in “Compensation Discussion and Analysis – Elements of Executive Compensation – Amended and Restated 2012 Executive Long-Term Incentive Program.” The material terms of the long-term equity incentive awards, consisting of restricted stock and stock options, granted to our named executive officers under the Incentive Award Plan are described in “Compensation Discussion and Analysis – Elements of Executive Compensation – Amended and Restated 2008 Incentive Award Plan.”

Outstanding Equity Incentive Awards at Fiscal Year End

The following table provides information about the unexercised stock options and the unvested shares of restricted stock held by our named executive officers as of December 31, 2012.

Name	Grant Date	Restricted Stock Awards(1)		Stock Option Awards(1)
		Unvested Shares of Restricted Stock	Market Value of Unvested Shares of Restricted Stock(2)	Shares Underlying Unexercised Stock Options		Stock Option Exercise Price	Stock Option Expiration Date
				Exercisable	Unexercisable
David J. Paterson	5/14/2012				650,000	$1.66	5/14/2019

Michael A. Jackson	3/6/2012				70,000	$1.20	3/6/2019
	3/6/2012	48,750	$52,163
	3/2/2011			18,666	37,334	$5.93	3/2/2018
	3/2/2011	26,000	$27,820
	3/26/2010			20,740	10,371	$3.01	3/26/2017
	3/26/2010	6,915	$7,399
	9/21/2009			173,000		$3.69	9/21/2016

Lyle J. Fellows	7/23/2012				198,000	$1.47	7/23/2019
	3/6/2012				27,500	$1.20	3/6/2019
	3/6/2012	18,438	$19,729
	3/2/2011			7,333	14,667	$5.93	3/2/2018
	3/2/2011	9,834	$10,522
	3/26/2010			11,110	5,557	$3.01	3/26/2017
	3/26/2010	3,705	$3,964
	9/21/2009			40,000		$3.69	9/21/2016

Name	Grant Date	Restricted Stock Awards(1)		Stock Option Awards(1)
		Unvested Shares of Restricted Stock	Market Value of Unvested Shares of Restricted Stock(2)	Shares Underlying Unexercised Stock Options		Stock Option Exercise Price	Stock Option Expiration Date
				Exercisable	Unexercisable

Robert P. Mundy	7/23/2012				179,000	$1.47	7/23/2019
	3/6/2012				24,010	$1.20	3/6/2019
	3/6/2012	16,685	$17,853
	3/2/2011			6,402	12,806	$5.93	3/2/2018
	3/2/2011	8,899	$9,522
	3/26/2010			8,148	4,074	$3.01	3/26/2017
	3/26/2010	2,716	$2,906
	9/21/2009			37,000		$3.69	9/21/2016

Michael A. Weinhold	7/23/2012				179,000	$1.47	7/23/2019
	3/6/2012				24,013	$1.20	3/6/2019
	3/6/2012	16,675	$17,842
	3/2/2011			6,403	12,807	$5.93	3/2/2018
	3/2/2011	8,894	$9,517
	3/26/2010			8,148	4,074	$3.01	3/26/2017
	3/26/2010	2,716	$2,906
	9/21/2009			38,000		$3.69	9/21/2016

Peter H. Kesser	7/23/2012				153,000	$1.47	7/23/2019
	3/6/2012				18,750	$1.20	3/6/2019
	3/6/2012	13,550	$14,499
	3/2/2011			5,000	10,000	$5.93	3/2/2018
	3/2/2011	7,227	$7,733
	3/26/2010			5,554	2,779	$3.01	3/26/2017
	3/26/2010	1,852	$1,982
	9/21/2009			33,000		$3.69	9/21/2016

(1)	We have granted long-term equity incentive awards, consisting of restricted stock and stock options, to our named executive officers under the Incentive Award Plan. The restricted stock and stock options vest in three equal, annual installments starting one year after their grant dates.

(2)	The market value of the unvested shares of restricted stock is based on the $1.20 closing price per share of our common stock on the NYSE on December 31, 2012.

Stock Option Exercises and Restricted Stock Vested

None of our named executive officers exercised any stock options in 2012. The following table sets forth information regarding the number and value of the shares of restricted stock granted to our named executive officers that vested in 2012.

	Restricted Stock Awards
Name	Shares that Vested	Value Realized on Vesting*
David J. Paterson	—	$—
Michael A. Jackson	52,913	84,215
Lyle J. Fellows	16,287	25,534
Robert P. Mundy	14,165	22,149
Michael A. Weinhold	14,496	22,710
Peter H. Kesser	11,799	18,494

*	The value of the vested shares of restricted stock is based on the closing sale price per share of our common stock on the NYSE on the applicable vesting dates.

Nonqualified Deferred Compensation

The following table provides information about the participation by our named executive officers in 2012 in defined contribution plans and programs that provide for the deferral of compensation on a basis that is not tax-qualified. The information presented relates to our named executive officers’ participation in the Deferred Compensation Plan, the ERP and, to an extent, the SSRP, the material terms of which are described in “Compensation Discussion and Analysis – Elements of Executive Compensation – Retirement Benefits.”

Name	Executive Contributions	Employer Contributions(1)	Aggregate Earnings or (Loss)(2)	Aggregate Withdrawals and Distributions	Aggregate Balance as of December 31, 2012
David J. Paterson	$29,166	$29,360	$1,230	$—	$59,756
Michael A. Jackson	—	166,635	106	—	888,539
Lyle J. Fellows	9,853	112,960	14,566	157,464	360,915
Robert P. Mundy	23,362	101,282	15,018	53,594	386,970
Michael A. Weinhold	22,358	97,301	14,307	56,467	311,655
Peter H. Kesser	13,566	52,151	9,066	28,238	191,461

(1)	Our contributions for 2012 are reported as compensation in the “All Other Compensation” column of the Summary Compensation table and consist of the following:

(a)	We made the following matching contributions under the Deferred Compensation Plan to the accounts of our named executive officers thereunder: Mr. Paterson – $18,958; Mr. Fellows – $6,405; Mr. Mundy – $15,185; Mr. Weinhold – $14,533; and Mr. Kesser – $8,819.

(b)	We made the following contributions under the ERP to the accounts of our named executive officers under the Deferred Compensation Plan: Mr. Jackson – $125,000; Mr. Fellows – $64,575; Mr. Mundy – $47,770; Mr. Weinhold – $45,719; and Mr. Kesser – $27,808.

(c)	To comply with contribution limits applicable to the Retirement Savings Plan, we made the following contributions under the SSRP to the accounts of our named executive officers under the Deferred Compensation Plan: Mr. Paterson – $10,402; Mr. Jackson – $41,635; Mr. Fellows – $41,980; Mr. Mundy – $38,327; Mr. Weinhold – $37,049; and Mr. Kesser – $15,524.

(2)	Earnings on deferred compensation are not reported as compensation in the Summary Compensation table, because they are not at above-market rates.

Potential Payments upon Termination of Employment or Change in Control

The following narrative provides information about our named executive officers’ potential benefits upon the termination of their employment or a change in control of Verso under our plans, programs, policies and agreements in effect in 2012.

Severance Policy

We have adopted and implemented a severance policy for the benefit of our salaried employees, including our named executive officers, and specific groups of hourly employees whose employment with us is terminated under certain circumstances. The severance policy applies when an eligible employee’s employment is terminated under the following circumstances:

•	we terminate the employee’s employment without cause (as defined in the policy);

•	we eliminate the employee’s position;

•

we relocate the employee’s principal place of work to a site that is 50 or more miles farther from the employee’s residence than his or her current principal place of work and, as of the relocation date, the employee has not accepted such relocation;

•	we close the facility that is the employee’s principal place of work and, of the closing date, we have not offered the employee a suitable position at another facility; or

•

we sell the facility that is the employee’s principal place of work (or the entity that owns such facility) and, as of the sale date, the purchaser has not offered the employee a suitable position at such facility.

The principal benefit under the severance policy is a termination allowance payable in cash to the terminated employee, which is based on the employee’s years of applicable service with us and his or her annual base salary or wages in effect immediately prior to the termination of employment. The termination allowance is equal to two weeks of eligible pay for each full or partial year of applicable service, subject to a minimum of four weeks and a maximum of 52 weeks of eligible pay. We also have discretion under the severance policy to provide a terminated employee with other benefits, including prorated and/or reduced amounts of incentive awards under our incentive plans and programs, subsidized medical and dental insurance coverage for a specified period after the termination of employment, and outplacement services appropriate for the employee’s position with us.

Agreements with Chief Executive Officers

David J. Paterson. We have an employment agreement with David J. Paterson, our President and Chief Executive Officer, who joined us on May 14, 2012. The agreement provides that Mr. Paterson’s employment may be terminated by us for or without cause (as defined in the agreement), by Mr. Paterson’s resignation for or without good reason (as defined in the agreement), and due to his death or disability.

Under the agreement, if Mr. Paterson’s employment is terminated for any reason, we are required to provide him (or his estate) with the following benefits:

•	any unpaid base salary;

•	any unpaid annual bonus for any calendar year completed before the termination date;

•	any unpaid reimbursable business expense;

•	a payment in lieu of any accrued but unused vacation; and

•	any amount arising from his participation in, and any benefit provided under, our employee benefit plans, programs and arrangements.

If we terminate Mr. Paterson’s employment without cause or if he resigns for good reason, we also are required to provide him with the following benefits, subject to Mr. Paterson’s execution of our customary waiver and release of claims and to his compliance with certain post-employment covenants:

•	1.5 times his base salary, payable in 18 equal monthly installments after the termination date;

•

1.5 times his annual bonus, if any, paid or payable with respect to the calendar year immediately preceding the calendar year in which the termination date occurred, payable in 18 equal monthly installments after the termination date;

•	a prorated portion of his annual bonus for the calendar year in which the termination date occurred; and

•	continued coverage for him and his eligible dependents under our employee health and welfare plans for 18 months after the termination date.

If Mr. Paterson’s employment terminates due to his death, we also are required to provide the following benefits to his estate:

•	a lump-sum payment of his base salary; and

•	a prorated portion of his annual bonus for the calendar year in which the termination date occurred.

If we terminate Mr. Paterson’s employment due to his disability, we also are required to provide him with a prorated portion of his annual bonus for the calendar year in which the termination date occurred.

Michael A. Jackson. We had an employment agreement with Michael A. Jackson, our former President and Chief Executive Officer, who retired from his official positions on May 14, 2012, and concluded his employment with us on June 30, 2012. The agreement provided that Mr. Jackson’s employment could be terminated by us for or without cause (as defined in the agreement), by Mr. Jackson’s resignation for or without good reason (as defined in the agreement), and due to his death or disability.

Under the agreement, if Mr. Jackson’s employment had been terminated for any reason, we were required to provide him (or his estate) with the following benefits:

•	any unpaid base salary;

•	any unpaid annual bonus for any calendar year completed before the termination date;

•	any unpaid reimbursable business expense;

•	a payment in lieu of any accrued but unused vacation;

•	any amount arising from his participation in, and any benefit provided under, our employee benefit plans, programs and arrangements;

•	subsidized medical and dental insurance coverage for him and his eligible dependents for up to two years after the termination date, grossed up for applicable income taxes;

•

reimbursement of the cost of converting his group life insurance coverage to an individual policy and the premiums on the individual policy for up to two years after the termination date, grossed up for applicable income taxes; and

•

a contribution to his account under the Deferred Compensation Plan in an amount equal to the projected value of certain lost retirement benefits consisting of our contributions under the Retirement Savings Plan, SSRP, Deferred Compensation Plan, and ERP that we would have made if he had remained actively employed with us for two years after the termination date.

If we had terminated Mr. Jackson’s employment without cause or if he had resigned for good reason, we also would have been required to provide him with the following benefits, subject to Mr. Jackson’s execution of our customary waiver and release of claims and to his compliance with certain post-employment covenants:

•	1.5 times his base salary, payable in 18 equal monthly installments after the termination date; and

•

1.5 times his annual bonus, if any, paid or payable with respect to the calendar year immediately preceding the calendar year in which the termination date occurred, payable in 18 equal monthly installments after the termination date.

If Mr. Jackson’s employment had terminated due to his death, we also would have been required to make a lump-sum payment of his base salary to his estate.

We entered into a separate retirement agreement with Mr. Jackson in connection with his retirement. We took this action because Mr. Jackson’s employment agreement did not specifically address the benefits to be provided upon his retirement, and because we were highly satisfied with Mr. Jackson’s performance as our President and Chief Executive Officer. Under the agreement, we provided Mr. Jackson with the following retirement benefits:

•	the benefits required to be provided to him under his employment agreement upon the termination of his employment for any reason;

•	a lump-sum payment of $1,250,000, representing the sum of his base salary and his target-level incentive award under our annual, performance-based incentive plan; and

•

modification of his restricted stock and stock option awards to provide that they will continue to vest according to their original vesting schedules and, with respect to the stock options, will remain exercisable for their original exercise periods.

CNC Agreements with Other Executive Officers

We have confidentiality and non-competition agreements, or “CNC agreements,” with each of our executive officers other than our chief executive officer. The CNC agreements, which have substantially identical terms, require each executive officer to comply with a perpetual confidentiality covenant as well as non-competition and non-solicitation/non-hire covenants extending for 12 months after the termination of his employment for any reason.

Under each CNC agreement, if the executive officer’s employment is terminated by either party and for any reason, we are required to provide him (or his estate) with the following benefits, subject to the executive officer’s execution of our customary waiver and release of claims and to his compliance with his obligations under the CNC agreement:

•	any unpaid base salary;

•	a payment in lieu of any accrued but unused vacation;

•	any unpaid reimbursable business expense;

•	any amount arising from his participation in, and any benefit provided under, our employee benefit plans, programs and arrangements;

•	any unpaid incentive award under our annual, performance-based incentive plan for any calendar year completed on or before the termination date;

•	a prorated portion of his incentive award under our annual, performance-based incentive plan for the calendar year in which the termination date occurred;

•

a payment equal to 180% (for Mr. Fellows) or 175% (for Messrs. Mundy, Weinhold and Kesser) of his base salary, representing the sum of his base salary and his target-level incentive award under our annual, performance-based incentive plan, payable in 12 equal monthly installments;

•	subsidized medical and dental insurance coverage for him and his eligible dependents for up to two years after the termination date, grossed up for applicable income taxes;

•

reimbursement of the cost of converting his group life insurance coverage to an individual policy and the premiums on the individual policy for up to two years after the termination date, grossed up for applicable income taxes; and

•

a contribution to his account under the Deferred Compensation Plan in an amount equal to the projected value of certain lost retirement benefits consisting of our contributions under the Retirement Savings Plan, SSRP, Deferred Compensation Plan, and ERP that we would have made if he had remained actively employed with us for two years after the termination date.

2012 Verso Incentive Plan

The 2012 VIP, our annual, performance-based incentive plan, allows us the discretion to pay a prorated portion of a participant’s incentive award in the event that the participant’s employment terminates during a plan year because of his or her death, disability or retirement. In such event, the participant will be entitled to receive a prorated incentive award only if it is approved by the Administration Committee constituted under the 2012 VIP.

Amended and Restated 2012 Executive Long-Term Incentive Program

Under the LTIP, our long-term executive retention program, if a participant’s employment terminates on or before December 31, 2013, by reason of his death, disability, termination without cause, or resignation for good reason, then any vested but unpaid portion of the participant’s LTP award will be paid and any unvested portion of his LTIP award will vest and be paid. If a participant’s employment terminates on or before December 31,

2013, for any other reason, he will not be entitled to receive any unpaid portion of his LTIP award. In addition, if a participant’s employment terminates after December 31, 2013, for any reason other than cause, he will be entitled to receive any vested but unpaid portion of his LTIP award.

Vacation Policy

We have a vacation policy that, among other things, provides for a payment in lieu of any accrued but unused vacation upon the termination of an eligible employee’s employment under certain circumstances. Under the policy, we will provide vacation pay to a terminated employee if the termination of employment is (a) by the employee (referred to as a “voluntary” termination) and the employee gives us at least two weeks of prior notice, (b) by us (referred to as an “involuntary” termination) and occurs after at least six months of employment, or (c) due to the employee’s retirement, death or disability. Under such circumstances, a terminated employee is entitled to receive a payment equal to the daily equivalent of his or her base salary multiplied by the number of accrued but unused vacation days during the calendar year in which the termination date occurred. In addition, if the termination of employment is due to the employee’s retirement or death, we will provide special vacation pay to the employee or his or her estate in an amount equal to between 4% and 12% of the employee’s year-to-date base salary, with the specific percentage being determined based on the number of weeks of vacation to which the employee was entitled under the policy.

Amended and Restated 2008 Incentive Award Plan

We have granted a stock option award to David J. Paterson and restricted stock and stock options awards to our other named executive officers under the Incentive Award Plan. The Incentive Award Plan, together with the grant notices and award agreements thereunder, contain provisions addressing the effects on the equity incentive awards of the termination of an executive officer’s employment with us and a change in control of Verso. In these situations, the treatment of the stock option granted to Mr. Paterson differs from the treatment of the restricted stock and stock options granted to our other named executive officers.

David J. Paterson. The termination of Mr. Paterson’s employment and a change in control of Verso will affect his stock option as follows:

•

Termination of Employment.  As a general rule, upon the termination of Mr. Paterson’s employment, any unvested portion of the stock option will cease vesting and be forfeited. However, if Mr. Paterson’s employment is terminated before the consummation of a change in control of Verso either by us without cause, by him for good reason, or due to his death or disability, then a prorated percentage of any unvested portion of the stock option will vest based on the number of completed quarters that have elapsed from the most recent vesting date through the termination date. In addition, as a general rule, any vested portion of Mr. Paterson’s stock option may be exercised for three months after the termination of his employment. However, the exercise period will expire (a) on the termination date if his employment is terminated by us for cause, (b) six months after the termination date if his employment is terminated by us without cause, by him for good reason, or by reason of our non-extension of the term of his employment agreement, (c) one year after the termination date if his employment is terminated due to his death or disability, or (d) at the end of the original seven-year exercise period if his employment is terminated by reason of his retirement.

•	Change in Control. In the event of a change in control of Verso, any unvested portion of Mr. Paterson’s stock option will vest in full immediately before the occurrence of the change in control.

Other Named Executive Officers.  The termination of employment of any of our other named executive officers and a change in control of Verso will affect the executive officer’s restricted stock and stock options as follows:

•	Termination of Employment. As a general rule, upon the termination of the executive officer’s employment, any unvested portion of the restricted stock and stock options will cease vesting and be forfeited. However, (a) if the executive officer’s employment is terminated by us without cause before or on the consummation of a change in control of Verso, or due to his death or disability, then a prorated percentage of any unvested portion of the restricted stock and stock options will vest based on the number of completed quarters that have elapsed from the most recent vesting date through the termination date; and (b) if the executive officer’s employment is terminated within six months after the consummation of a change in control of Verso either by us without cause or by him by reason of an involuntary termination (a concept similar to good reason), then any unvested portion of the restricted stock and stock options will vest in full. In addition, as a general rule, any vested portion of the executive officer’s stock options may be exercised for three months after the termination of his employment. However, the exercise period will expire (a) one year after the termination date if his employment is terminated due to his death or disability, or (b) at the end of the original seven-year exercise period if his employment is terminated by reason of his retirement.

•

Change in Control.  In the event of a change in control of Verso, unless otherwise provided by the administrator of the Incentive Award Plan in accordance with its terms, we will require that the executive officer’s restricted stock and stock options either be (a) assumed by the successor or survivor corporation or its parent or subsidiary or (b) substituted for by similar awards covering the stock of the successor or survivor corporation or its parent or subsidiary, with appropriate adjustments made to the awards.

Deferral of Payment of Nonqualified Deferred Compensation due to Section 409A

Any compensation or benefit payable to Messrs. Paterson and Jackson under their employment agreements, to Mr. Jackson under his retirement agreement, or to Messrs. Fellows, Mundy, Weinhold and Kesser under their CNC agreements, or under any policy, plan or program in which the named executive officer participates, that constitutes nonqualified deferred compensation as contemplated in Section 409A of the Internal Revenue Code (and not qualifying for any exception) will be delayed for a six-month period following the termination of the executive officer’s employment if he is deemed to be a “specified employee” within the meaning of Section 409A.

Estimated Payments in Connection with Termination of Employment or Change in Control

The first four tables in this section set forth the estimated amounts of the payments and benefits to which each of our currently serving named executive officers would have become entitled if his employment had terminated under the indicated circumstances on December 31, 2012. The fifth table in this section sets forth the payments and benefits that Michael A. Jackson, our former President and Chief Executive Officer, received or to which he became entitled upon his retirement as our President and Chief Executive Officer as of May 14, 2012, and the conclusion of his employment with us on June 30, 2012. The sixth and last table in this section sets forth the estimated intrinsic value that Mr. Paterson would have received in the event of a change in control of Verso on December 31, 2012, and the estimated intrinsic values that our other named executive officers would have received in the event of the termination of their employment under certain circumstances on December 31, 2012, in connection with a change in control of Verso. Due to a number of factors that affect the nature and amount of the payments and benefits provided upon these events, including the time during the year of any such event, the amount of any such payment or benefit actually provided may be different from that shown in the tables.

Termination Without Cause or Resignation for Good Reason

Name	Salary(1)	Bonus(2)	Incentive Awards(3)	Termination Allowance	Insurance and Other Benefits(4)	Total
David J. Paterson	$937,500	$—	$274,653	$ 48,077	$ 77,517	$1,337,747
Lyle J. Fellows	665,122	487,873	206,927	369,513	471,752	2,201,187
Robert P. Mundy	615,049	464,034	184,515	351,457	419,883	2,034,938
Michael A. Weinhold	588,633	444,104	176,590	245,803	402,043	1,857,173
Peter H. Kesser	508,761	383,741	152,628	78,271	314,280	1,437,681

(1)	The amounts are a percentage of the named executive officer’s base salary as follows: Mr. Paterson – 150%; Mr. Fellows – 180%; and Messrs. Mundy, Weinhold and Kesser – 175%.

(2)	The amounts are the sum of 30% of the 2012 Tranche and 100% of the 2013 Tranche under the LTIP payable to the named executive officers other than Mr. Paterson.

(3)	The amounts are the incentive awards payable to the named executive officers under the 2012 VIP.

(4)	For Mr. Paterson, the amount is the sum of our SSRP contribution for 2012, the cost of continued medical and dental insurance coverage for him and his eligible dependents, and the cost of outplacement services. For each of Messrs. Fellows, Mundy, Weinhold and Kesser, the amount is the sum of our SSRP contribution for 2012, his lost retirement benefits, the cost of continued medical and dental insurance coverage for him and his eligible dependents (grossed up to cover income taxes), the cost of life insurance conversion and coverage (grossed up to cover income taxes), and the cost of outplacement services.

Termination due to Death

Name	Salary(1)	Bonus(2)	Incentive Awards(3)	Accelerated Vesting of Equity Incentive Awards(4)	Insurance and Other Benefits(5)	Total
David J. Paterson	$625,000	$—	$274,653	$ —	$1,329,777	$2,229,430
Lyle J. Fellows	665,122	487,873	206,927	6,918	1,138,286	2,505,126
Robert P. Mundy	615,049	464,034	184,515	5,750	1,071,575	2,340,923
Michael A. Weinhold	588,633	444,104	176,590	5,748	1,025,086	2,240,161
Peter H. Kesser	508,761	383,741	152,628	4,386	819,767	1,869,283

(1)	The amounts are a percentage of the named executive officer’s base salary as follows: Mr. Paterson – 100%; Mr. Fellows – 180%; and Messrs. Mundy, Weinhold and Kesser – 175%.

(2)	The amounts are the sum of 30% of the 2012 Tranche and 100% of the 2013 Tranche under the LTIP payable to the named executive officers other than Mr. Paterson.

(3)	The amounts are the incentive awards payable to the named executive officers under the 2012 VIP.

(4)	The amounts are the intrinsic value to the named executive officers resulting from the vesting of a prorated percentage of any unvested portion of their restricted stock and/or stock options based on the number of completed quarters that have elapsed from the most recent vesting date through the termination date.

(5)	For Mr. Paterson, the amount is the sum of our SSRP contribution for 2012, his special vacation pay, and his life insurance proceeds. For each of Messrs. Fellows, Mundy, Weinhold and Kesser, the amount is the sum of our SSRP contribution for 2012, his special vacation pay, his life insurance proceeds, his lost retirement benefits, and the cost of continued medical and dental insurance coverage for his eligible dependents (grossed up to cover income taxes).

Termination due to Disability

Name	Salary(1)	Bonus(2)	Incentive Awards(3)	Accelerated Vesting of Equity Incentive Awards(4)	Insurance and Other Benefits(5)	Total
David J. Paterson	$—	$—	$274,653	$ —	$377,277	$651,930
Lyle J. Fellows	665,122	487,873	206,927	6,918	916,752	2,283,592
Robert P. Mundy	615,049	464,034	184,515	5,750	864,883	2,134,231
Michael A. Weinhold	588,633	444,104	176,590	5,748	847,043	2,062,118
Peter H. Kesser	508,761	383,741	152,628	4,386	759,280	1,808,796

(1)	The amounts are a percentage of the named executive officer’s base salary as follows: Mr. Fellows – 180%; and Messrs. Mundy, Weinhold and Kesser – 175%.

(2)	The amounts are the sum of 30% of the 2012 Tranche and 100% of the 2013 Tranche under the LTIP payable to the named executive officers other than Mr. Paterson.

(3)	The amounts are the incentive awards payable to the named executive officers under the 2012 VIP.

(4)	The amounts are the intrinsic value to the named executive officers resulting from the vesting of a prorated percentage of any unvested portion of their restricted stock and/or stock options based on the number of completed quarters that have elapsed from the most recent vesting date through the termination date.

(5)	For Mr. Paterson, the amount is the sum of our SSRP contribution for 2012 and his disability benefits. For each of Messrs. Fellows, Mundy, Weinhold and Kesser, the amount is the sum of our SSRP contribution for 2012, his disability benefits, his lost retirement benefits, the cost of continued medical and dental insurance coverage for him and his eligible dependents (grossed up to cover income taxes), and the cost of life insurance conversion and coverage (grossed up to cover income taxes).

Termination for Any Other Reason

Name	Salary(1)	Incentive Awards(2)	Insurance and Other Benefits(3)	Total
David J. Paterson	$—	$274,653	$ 17,277	$291,930
Lyle J. Fellows	665,122	206,927	436,752(4)	1,308,801	(4)
Robert P. Mundy	615,049	184,515	384,883	1,184,447
Michael A. Weinhold	588,633	176,590	367,043	1,132,266
Peter H. Kesser	508,761	152,628	279,280	940,669

(1)	The amounts are a percentage of the named executive officer’s base salary as follows: Mr. Fellows – 180%; and Messrs. Mundy, Weinhold and Kesser – 175%.

(2)	The amounts are the incentive awards payable to the named executive officers under the 2012 VIP.

(3)	For Mr. Paterson, the amount is our SSRP contribution for 2012. For each of Messrs. Fellows, Mundy, Weinhold and Kesser, the amount is the sum of our SSRP contribution for 2012, his lost retirement benefits, the cost of continued medical and dental insurance coverage for him and his eligible dependents (grossed up to cover income taxes), and the cost of life insurance conversion and coverage (grossed up to cover income taxes).

(4)	If Mr. Fellows had retired on December 31, 2012, he would have been entitled to receive special vacation pay of $44,342 which is not reflected in the table.

Retirement of Mr. Jackson

Michael A. Jackson retired as our President and Chief Executive Officer on May 14, 2012, and concluded his employment with us on June 30, 2012. In connection with Mr. Jackson’s retirement, he received or became entitled to receive the following payments and benefits:

Name	Retirement Payment	Incentive Awards(1)	Modified Equity Incentive Awards(2)	Insurance and Other Benefits(3)	Total
Michael A. Jackson	$1,250,000	$218,750	$307,303	$500,435	$2,276,488

(1)	The amount is the prorated incentive award payable to Mr. Jackson under the 2012 VIP.

(2)	The amount is the value, computed in accordance with FASB ASC 718, of the unvested portions of Mr. Jackson’s restricted stock and stock option awards that were modified to provide that they will continue to vest according to their original vesting schedules and, with respect to the stock options, will remain exercisable for their original exercise periods.

(3)	The amount is the sum of our SSRP contribution for 2012 on Mr. Jackson’s behalf, a payment in lieu of his unused vacation, his special vacation pay, his lost retirement benefits, and the cost of continued medical and dental insurance coverage for him and his eligible dependents (grossed up to cover income taxes).

Change in Control

In the event of a change in control of Verso, Mr. Paterson’s existing stock option will vest immediately, and he will be entitled under his employment agreement to receive another stock option to purchase 200,000 shares of our common stock. Our other named executive officers will not receive any benefit solely upon the occurrence of a change in control of Verso. However, in the event of a change in control of Verso, (a) if the executive officer’s employment is terminated by us without cause on the consummation of the change in control, then a prorated percentage of any unvested portion of his restricted stock and stock options will vest based on the number of completed quarters that have elapsed from the most recent vesting date through the termination date; and (b) if the executive officer’s employment is terminated within six months after the consummation of the change in control either by us without cause or by him by reason of an involuntary termination (a concept similar to good reason), then any unvested portion of his restricted stock and stock options will vest in full. The following table sets forth the estimated intrinsic value that Mr. Paterson would have received in the event of a change in control of Verso on December 31, 2012, and the estimated intrinsic values that our other named executive officers would have received in the event of the termination of their employment under the circumstances described above on December 31, 2012, in connection with a change in control of Verso. The table does not include any value for the stock options that would vest, because the exercise prices per share of the stock options are less than the closing sale price per share of our common stock on the NYSE on December 31, 2012.

	Equity Incentive Awards
Name	Grant of Stock Option to David J. Paterson On Change in Control	Termination of Employment of Other Named Executive Officers Under Certain Circumstances On Change in Control	Termination of Employment of Other Named Executive Officers Under Certain Circumstances Within Six Months After Change in Control
David J. Paterson	$150,000	$—	$—
Lyle J. Fellows	—	6,918	34,215
Robert P. Mundy	—	5,750	30,281
Michael A. Weinhold	—	5,748	30,265
Peter H. Kesser	—	4,386	24,213

DIRECTOR COMPENSATION

Elements of Director Compensation

We pay the following annual cash compensation to our non-employee directors:

•	$55,000 to each director for serving on the board of directors;

•	$5,000 to the Chair of our Audit Committee;

•	$5,000 to the Chair of our Compensation Committee;

•	$2,000 to each director for each board of directors meeting attended in person or by telephone; and

•	$1,000 to each committee member for each committee meeting attended in person or by telephone.

We also grant to each non-employee director an annual restricted stock award with a fair market value of $20,000 on the grant date and which vests in three equal annual installments. We reimburse each non-employee director for his reasonable, out-of-pocket expenses incurred to attend meetings of the board of directors and its committees.

The compensation paid and provided to Mr. Paterson, who also is our President and Chief Executive Officer, is described in “Executive Compensation.” He is not entitled to receive any additional compensation for his service as a director of Verso.

2012 Director Compensation

The following table shows the compensation that we paid and provided to our non-employee directors for their services in 2012.

Name	Cash Fees	Restricted Stock*	Total
Michael E. Ducey	$72,000	$20,000	$92,000
Thomas Gutierrez	67,000	20,000	87,000
Scott M. Kleinman	68,000	20,000	88,000
David W. Oskin	67,000	20,000	87,000
Eric L. Press	63,000	20,000	83,000
L.H. Puckett, Jr.	63,000	20,000	83,000
David B. Sambur	63,000	20,000	83,000
Jordan C. Zaken	63,000	20,000	83,000

*	On March 6, 2012, we granted to each non-employee director a restricted stock award consisting of 16,666 shares of our common stock, which had an aggregate value of approximately $20,000 based on the $1.20 closing price per share of our common stock on the NYSE on the grant date.

Outstanding Equity Ownership by Directors at Fiscal Year End

The following table shows our non-employee directors’ equity ownership of Verso at December 31, 2012:

Name	Restricted Stock	Stock Options(1)	Partnership Units(2)
Michael E. Ducey	16,666	—	—
Thomas Gutierrez	16,666	15,200	—
Scott M. Kleinman	16,666	—	23,190
David W. Oskin	16,666	—	—
Eric L. Press	16,666	15,200	—
L.H. Puckett, Jr.	16,666	—	—
David B. Sambur	16,666	—	23,187
Jordan C. Zaken	16,666	—	23,190

(1)	The non-employee directors’ stock options were fully vested on the grant date. The exercise price of Mr. Gutierrez’s stock option is $1.43 per share; and the exercise price of Mr. Press’ stock option is $0.71 per share.

(2)	The units represent limited partner interests in Verso Paper Management LP, our controlling stockholder, and may be exchanged for an equal number of shares of our common stock owned by Verso Paper Management LP.

In 2012, three of our non-employee directors exchanged their units in Verso Paper Management LP for an equal number of shares of our common stock owned by Verso Paper Management LP as follows: Mr. Ducey – 23,190 units; Mr. Oskin – 23,190 units; and Mr. Puckett – 181,188 units.

TRANSACTIONS WITH RELATED PERSONS

We have not conducted any reportable transactions with related persons since January 1, 2012. The following discussion describes agreements with related persons entered into prior to January 1, 2012, which remain in effect.

Apollo Management V, L.P., and Apollo Management VI, L.P.

Verso Paper Investments LP and Verso Paper LLC are parties to a management agreement with Apollo Management V, L.P., and Apollo Management VI, L.P., or collectively for purposes of the agreement, “Apollo.” Under the agreement, which expires on August 1, 2018, Apollo has the right to act as our financial advisor or investment banker for any merger, acquisition, disposition, financing or similar transaction that we may conduct, if we decide that we need to engage someone to fill such a role, in return for fees to be mutually agreed upon by the parties. If we conduct one of these kinds of transactions but are not able to come to an agreement with Apollo to serve in such role, we are required to pay Apollo a fee equal to 1% of the aggregate enterprise value of the transaction. We also are required to indemnify Apollo and its affiliates and their directors, officers and representatives for any losses that they may incur relating to the performance of services under the agreement.

Verso Paper Management LP

Between 2006 and 2008, certain of our executive officers, senior management and directors purchased or received as compensation units representing limited partnership interests in Verso Paper Management LP, which was our sole stockholder at that time. The limited partnership agreement of Verso Paper Management LP grants to each unit holder the right, subject to certain conditions, to require that Verso Paper Management LP exchange all or a portion of the holder’s vested units for an equal number of shares of common stock of Verso owned by Verso Paper Management LP. The ability to exercise the exchange right is subject to transfer restrictions and repurchase rights. As of January 1, 2012, our named executive officers no longer owned any units in Verso Paper Management LP, having previously exchanged all of their vested units for shares of our common stock. In 2012, three of our non-employee directors exchanged their vested units for shares of our common stock as described in “Director Compensation.”

Verso Paper Investments LP is the general partner of Verso Paper Management LP. Under a registration rights agreement, we are required to register the shares of common stock beneficially owned or subsequently acquired by Verso Paper Investments LP, the individual limited partners of Verso Paper Management LP who acquire such shares from Verso Paper Management LP, and their affiliates, at Verso Paper Investments LP’s request. We also are required to include such shares of common stock in any other registration statement (except in connection with an employee benefit plan or acquisition) that we may file.

PROPOSALS SUBMITTED FOR STOCKHOLDER APPROVAL

Proposal 1 – Election of Directors

Upon the recommendation of the Corporate Governance and Nominating Committee, the board of directors has nominated David W. Oskin, David J. Paterson and Jordan C. Zaken, each an incumbent director, for election as Class II directors to serve on our board of directors for a term of three years. Their business backgrounds are described in “Directors and Executive Officers – Directors.” Each nominee has consented to serve on the board of directors. The board of directors does not know of any reason why any nominee would not be able to serve as a director. However, if a nominee were to become unable to serve as a director, the board of directors might designate a substitute nominee, in which case the persons named as proxies will vote for the substitute nominee.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR LISTED ABOVE.

Each returned proxy solicited on behalf of the board of directors will be voted FOR the election of the director nominees unless the stockholder instructs otherwise in the proxy or unless the proxy is for shares held in street name and the stockholder does not provide voting instructions in the proxy.

Proposal 2 – Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the board of directors has appointed Deloitte & Touche LLP to serve as our independent registered public accounting firm for the year ending December 31, 2013. The board of directors is asking the stockholders to ratify the appointment of Deloitte & Touche LLP to serve in such capacity. Deloitte & Touche LLP is an independent registered public accounting firm and has audited our financial statements since 2006.

Although it is not required to do so by law, NYSE listing standards or our bylaws, the board of directors is submitting the appointment of Deloitte & Touche LLP to our stockholders for ratification as a matter of good corporate practice. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Verso and our stockholders.

We expect representatives of Deloitte & Touche LLP to be present at the 2013 Annual Meeting of Stockholders. They will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions from our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2013.

Each returned proxy solicited on behalf of the board of directors will be voted FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2013, unless the stockholder instructs otherwise in the proxy. If the stockholders do not ratify the appointment, the matter will be reconsidered by the Audit Committee and the board of directors.

AUDIT AND NON-AUDIT SERVICES AND FEES OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Pursuant to the Audit Committee’s charter, to help ensure the independence of our independent registered public accounting firm, all auditing services, internal control-related services and permitted non-audit services (including the terms thereof) to be performed for us by our independent registered public accounting firm must be pre-approved by the Audit Committee, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may delegate to a subcommittee of its members the authority to grant the required approvals, provided that any exercise of such authority by the subcommittee is presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee approved and retained Deloitte & Touche LLP to audit our consolidated financial statements for 2013 and provide other auditing and audit-related services in 2013. The Audit Committee reviewed all services provided by Deloitte & Touche LLP in 2012 and concluded that the services provided were compatible with maintaining its independence in the conduct of its auditing functions.

The following table sets forth the aggregate fees billed by Deloitte & Touche LLP for audit and audit-related services provided to us and our subsidiaries in 2012 and 2011.

Fees	2012	2011
Audit Fees	$1,372,000	$1,220,000
Audit-Related Fees	140,000	60,000
Total	1,512,000	1,280,000

Audit Fees

“Audit fees” are the fees that Deloitte & Touche LLP billed us in 2012 and 2011 for auditing our annual financial statements and reviewing our interim financial statements included in our annual and quarterly reports.

Audit-Related Fees

“Audit-related fees” are the fees that Deloitte & Touche LLP billed us in 2012 and 2011 for services related to their audit or review of our financial statements, including primarily services performed in connection with several private placements of debt conducted by certain of our subsidiaries, related issuances of debt in registered public offerings of such subsidiaries, and services performed in connection with our response to a comment letter received from the SEC in 2012.

Tax Fees

Deloitte & Touche LLP did not bill us any fees for tax services in 2012 or 2011.

All Other Fees

Deloitte & Touche LLP did not bill us any fees for services in 2012 or 2011 not included in the above table.

ADDITIONAL INFORMATION

Mailing Address of Principal Executive Office

The mailing address of our principal executive office is Verso Paper Corp., 6775 Lenox Center Court, Suite 400, Memphis, Tennessee 38115-4436.

Other Business at 2013 Annual Meeting of Stockholders

As of the date of this Proxy Statement, the board of directors knows of no business that will be presented at the 2013 Annual Meeting of Stockholders other than the proposals described in this Proxy Statement. If any other proposal properly comes before the stockholders for a vote at the meeting, the proxy holders will vote the shares of common stock represented by proxies that are submitted to us in accordance with their best judgment.

Stockholder Proposals for Inclusion in 2014 Proxy Statement

Stockholders wishing to present proposals for inclusion in our Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must submit their proposals to us no later than December 24, 2013. Proposals should be sent to Verso Paper Corp., Attention: Secretary, 6775 Lenox Center Court, Suite 400, Memphis, Tennessee 38115-4436.

Other Stockholder Proposals for Presentation at 2014 Annual Meeting of Stockholders

Our bylaws provide that a stockholder who wants to nominate a director or propose other proper business to be brought before the stockholders at the annual meeting must notify Verso’s Secretary, in writing, no earlier than the close of business on the 120th day prior to the anniversary date of the prior year’s annual meeting, and no later than the close of business on the 90th day prior to the anniversary date of the prior year’s annual meeting.

For the 2014 Annual Meeting of Stockholders, stockholders who want to present director nominees or other proposals for consideration must submit their nominations or proposals, in accordance with the requirements of our bylaws, no earlier than January 23, 2014, and no later than February 22, 2014, in order to be considered. If, however, the date of the 2014 Annual Meeting is more than 30 days before, or more than 60 days after, May 23, 2014, then stockholders must submit such nominations or proposals no earlier than the close of business on the 120th day prior to the meeting date, and no later than the close of business on the later of the 90th day prior to the meeting date or the 10th day following the date on which public disclosure of the date of the meeting is first made by us.

In addition, if a stockholder wants to present director nominees for the 2014 Annual Meeting of Stockholders and we have increased the size of our board of directors without announcing publicly at least 100 days prior to May 23, 2014 (February 12, 2014) all of the director nominees or the increased size of the board of directors, then notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to our Secretary at our principal executive offices no later than the close of business on the 10th day following the day on which such public announcement is first made by us.

Nominations or proposals should be submitted to Verso Paper Corp., Attention: Secretary, 6775 Lenox Center Court, Suite 400, Memphis, Tennessee 38115-4436.

A stockholder’s notice to nominate a director or bring any other business before the 2014 Annual Meeting of Stockholders must set forth certain information specified in our bylaws.

Our bylaws also provide that a stockholder who wishes to nominate a director or propose other proper business to be brought before the stockholders at the annual meeting must be a stockholder of record of Verso (or, if different than the holder of record, a beneficial owner of stock of Verso) both when the stockholder delivers notice of the nomination to Verso’s Secretary and at the time of the annual meeting. The stockholder also must be entitled to vote at the meeting.

By order of the Board of Directors,

Peter H. Kesser
Secretary

April 23, 2013

z	REVOCABLE PROXY VERSO PAPER CORP.	{

2013 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 23, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The 2013 Annual Meeting of Stockholders of Verso Paper Corp., or “Verso,” will be held at its offices located at 6775 Lenox Center Court, Memphis, Tennessee, on May 23, 2013, beginning at 10:00 a.m. (Central Time). The undersigned hereby acknowledges receipt of the combined Notice of 2013 Annual Meeting of Stockholders and Proxy Statement dated April 23, 2013, accompanying this proxy, to which reference is hereby made for further information regarding the meeting and the matters to be considered and voted on by the stockholders at the meeting.

The undersigned hereby appoints David J. Paterson, Robert P. Mundy and Peter H. Kesser, and each of them, attorneys and agents, with full power of substitution, to vote, as the undersigned’s proxy, all the shares of common stock of Verso owned of record by the undersigned as of the record date and otherwise to act on behalf of the undersigned at the meeting and any postponement or adjournment thereof, in accordance with the instructions set forth herein and with discretionary authority with respect to any other business, not known or determined at the time of the solicitation of this proxy, that properly comes before such meeting or any postponement or adjournment thereof.

The undersigned hereby revokes any proxy heretofore given and directs said attorneys and agents to vote or act as indicated hereon.

Mark here if you plan to attend the meeting. ☐
Mark here for address change. ☐

FOLD HERE – DO NOT DETACH – ACT PROMPTLY

COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE

☒	MARK VOTES AS
IN THIS EXAMPLE

			With-	For All			For	Against	Abstain
		For	hold	Except	2.	To ratify the appointment of Deloitte & Touche LLP to serve as Verso’s independent registered public accounting firm for the year ending December 31, 2013.	☐	☐	☐
1.	To elect three directors – David W. Oskin, David J. Paterson and Jordan C. Zaken – to serve on the board of directors of Verso as Class II directors for a term of three years.	☐	☐	☐

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.	THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE

“FOR” PROPOSALS 1 AND 2.

With respect to any other item of business that properly comes before the meeting, the proxy holders are authorized to vote the undersigned’s shares in accordance with their best judgment.

					THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF VERSO AND WILL BE VOTED IN ACCORDANCE WITH THE UNDERSIGNED’S INSTRUCTIONS SET FORTH HEREIN. IF NO INSTRUCTIONS ARE PROVIDED, THIS PROXY WILL BE VOTED “FOR” EACH OF PROPOSALS 1 AND 2.

					NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement, Annual Report and proxy card are available at versopaper.com.

Be sure to date and sign this proxy card in the box below.		Date

	Sign above	Co-holder (if any) sign above

Sign exactly as your name or names appear on this proxy. If the shares are held jointly, each holder must sign. If signing as executor, administrator, attorney, trustee or guardian, indicate your full title as such. If the shares are held by a corporation, partnership or limited liability company, sign the full name of the entity by the duly authorized officer, partner or member, respectively.			6488
x				y